SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                    Post-Effective Amendment No. 5
                                 To
                              Form S-2
                        REGISTRATION STATEMENT
                              Under the
                        SECURITIES ACT OF 1933
                             -----------
                       Ace Hardware Corporation
         (Exact Name of Registrant as Specified in its Charter)
                               Delaware
                       (State of Incorporation)
                              36-0700810
                  (I.R.S. Employer Identification No.)

                         2200 Kensington Court
                       Oak Brook, Illinois 60523
                            (630) 990-6600
  (Address and telephone number of registrant's principal executive offices)

                             David W. League
             Vice President, General Counsel and Secretary
                        Ace Hardware Corporation
                          2200 Kensington Court
                        Oak Brook, Illinois 60523
                             (630) 990-6600
          (Name, address and telephone number of agent for service)

      Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the effective date of this Post-Effective Amendment to the Registration Statement.If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box X

        If the registrant elects to deliver its latest annual report to security-holders, or a complete and legible facsimile thereof, pursuant to Item
               11(a)(1) of this form, check the following box.


                          ACE HARDWARE CORPORATION

       Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

            Between Items in Part I of Form S-2 and the Prospectus

        Item Number and Caption                 Heading in Prospectus
        -----------------------                 ---------------------
1.      Forepart of the Registration            Outside Front Cover Page
         Statement and Outside Front Cover
         Page of Prospectus
2.      Inside Front and Outside Back Cover     Inside Front and Outside Back
         Pages of Prospectus                     Cover Pages

3.      Summary Information, Risk Factors       Factors To Be Considered;
         and Ratio of Earnings to Fixed          Summary
         Charges

4.      Use of Proceeds                         Use of Proceeds
5.      Determination of Offering Price         Not Applicable
6.      Dilution                                Not Applicable
7.      Selling Security Holders                Not Applicable
8.      Plan of Distribution                    Distribution Plan and Offering
                                                 Terms
9.      Description of Securities to be
         Registered                             Outside Front Cover Page;
                                                 Description of Capital Stock
10.     Interests of Named Experts and Counsel  Opinions of Experts
11.     Information with Respect to the         The Company's Business;
         Registrant                              Properties; Index to
                                                 Financial Statements; Selected
                                                 Financial Data; Management's
                                                 Discussion and Analysis of
                                                 Financial Condition and
                                                 Results of Operations;
                                                 Management.

12.     Incorporation of Certain Information    Documents Incorporated by
         by Reference                            Reference

13.     Disclosure of Commission Position       Indemnification Obligations of
         on Indemnification for Securities Act   Company and S.E.C. Position on
         Liabilities                             Securities Act Indemnification



PROSPECTUS

                         ACE HARDWARE CORPORATION
                          2200 Kensington Court
                        Oak Brook, Illinois 60523
                             (630) 990-6600

          1,249   Shares Class A (Voting) Stock, $1,000 par value
         35,780  Shares Class C (Nonvoting) Stock, $100 par value

  We only offer Class A Voting Stock together with Class C Nonvoting Stock to hardware retailers for their initial membership in our cooperative. We offer
   Class C Nonvoting Stock without any Class A Voting Stock to our existing members when they have additional store locations that also become members of our cooperative.

                  (See "Distribution Plan and Offering Terms")

There is no existing market for the Capital Stock that is being offered in this
            Prospectus, and we do not expect any market to develop.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                           Underwriting
                          Price to        Discounts and   Proceeds to
                           Public         Commissions(4)    Company
                          --------        --------------  -----------
Class A Stock
  Per share(1)(2)       $    1,000             None        $    1,000
  Total                 $1,249,000             None        $1,249,000

Class C Stock
  Per Share(1)(3)(4)    $      100             None        $      100
  Total                 $3,578,000             None        $3,578,000

(1) The shares are offered in a unit of $5,000 to each hardware retailer. Class A Stock is included only if the hardware retailer does not have a store location that is already a member of our cooperative.
(2) 1 share of Class A Stock and 40 shares of Class C Stock are offered to each hardware retailer for the first store location that becomes a member of our cooperative.
(3) 50 shares of Class C Stock are offered to each existing member who has another store location that also becomes a member of our cooperative.
(4) There are no underwriters. We sell this stock directly to our members. An applicant must pay a $1,500 fee to have a membership application processed. If all of the stock in this offering is sold, the total proceeds will be the amount shown above before deducting estimated expenses of approximately $28,000.
(5) All of the shares of Class C Stock included in this offering can be purchased for cash, but the purchaser can also choose to pay for the stock in bi-weekly installments. We also plan to issue additional shares of Class C Stock to our members as a part of their patronage dividends for business that they do with our cooperative.

   This offering is exempt from the registration provisions of the New York Franchise/Disclosure Statute. Our agent for service of process in New York is C T Corporation, 111 Eighth Avenue, New York, New York 10011. (See back cover page regarding the special revocation rights that Florida purchasers have.) No state securities commission has passed upon the accuracy of this Prospectus.

PLEASE REFER TO THE "FACTORS TO BE CONSIDERED" ON PAGE 2 OF THIS PROSPECTUS.
   This is a continuous offering that terminates no later than April 30, 2001.

            The date of this Prospectus is _______________, 2000

                         AVAILABLE INFORMATION

   The terms "Ace," "Company," "cooperative," "we," "us," "our" and similar words refer to Ace Hardware Corporation. The terms "member," "retailer," "dealer," "you," "your" and similar words refer to someone who purchases our stock.

   We are subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934. Therefore, we file annual reports, quarterly reports, and other information with the Securities and Exchange Commission. You may read and copy these materials at the SEC's Public Reference Room at 450 5th Street, N.W., Washington, D. C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC has an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of that Internet site is http://www.sec.gov. We also have an Internet site whose address is http://www.acehardware.com.

                      REPORTS TO SECURITY HOLDERS

   After the end of each fiscal year, we furnish our stockholders with an annual report. This report contains financial information that has been examined and reported upon by a certified public accounting firm, which issues a formal opinion on it.

                  DOCUMENTS INCORPORATED BY REFERENCE

   We file an Annual Report on Form 10-K for our 1999 fiscal year ending January 1, 2000 under Section 15(d) of the Exchange Act. That Form 10-K Annual Report is incorporated by reference into this Registration Statement. Someone to whom we deliver a Prospectus can request (in writing or verbally) a free copy of the documents that we have incorporated by reference into this Registration Statement. If those documents also have exhibits, we will not include copies of the exhibits unless they are also expressly incorporated by reference into the documents being copied. To request these copies, please contact David League, Vice President-General Counsel and Secretary, Ace Hardware Corporation,2200 Kensington Court, Oak Brook, Illinois 60523,
(630) 990-6600.

                       FACTORS TO BE CONSIDERED

Limitations on Value and Marketability of Stock

   Although we pay "patronage dividends" or "patronage rebates" to our stockholders on the basis of the quantity or value of business that we do with them, our corporate charter prohibits us from declaring dividends on shares of our capital stock. Your ability to transfer these shares is limited and there is no trading market for them. If you have a store location that is a member of our cooperative and it closes down or if your Ace membership is terminated, you can only sell your shares to another hardware dealer whom we approve as a member for a particular store location. If you do not sell the shares in this way, then we must repurchase them. (See the heading "Description of Capital Stock".) We do not expressly set aside any funds to repurchase these shares, and repurchases can be made only as permitted under the General Corporation
Law of Delaware. (See the heading "Summary," subheading "Repurchase of Shares by Company".) Therefore, except for the voting rights which the Class A Stock has, our stock has value to you only if your membership terminates or if our Company is liquidated.

Income Tax Liability Incidental to Patronage Dividends

   If you purchase shares, you must report the total amount of your patronage dividends from us as gross income on your federal income tax return. Therefore, your gross income will include any shares of Class C Stock that we distribute to you as patronage dividends, as well as patronage refund certificates that you may receive in the form of written notices of allocation along with the fair market value of other qualified property. These patronage refund certificates are non-negotiable. They have a maturity date and pay annual interest at a rate that is determined by our Board of Directors before the certificates are issued. A minimum of 20% of your total annual patronage dividends must be paid in cash, unless this cash portion has been applied against your indebtedness to us. The cash portion would be applied against your indebtedness if your membership had terminated and you had not requested payment of the 20% minimum in cash. Depending on your income tax bracket, this cash portion may not be enough to pay all of your federal income tax liability on your patronage dividend distributions. (See the heading "The Company's Business", subheading "Federal Income Tax Treatment of Patronage Dividends".)

Sale of All Shares Offered Not Assured

   Since only hardware retailers for particular store locations that have memberships approved can purchase our stock, it is not certain that all of the shares of stock in this offering will be sold.

Company's First Lien Rights on Shares

   All of your shares of our stock, including any Class C shares that we distribute to you as patronage dividends and any patronage refund certificates, are subject to our first lien rights to ensure that you pay your debts to us. (See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights" and the heading "The Company's Business", subheading "Forms of Patronage Dividend Distributions".)

Full Payment Required for Issuance of Shares

   You may pay for your shares of stock in full in advance, or you may pay for them over time by having charges billed to your regular bi-weekly statement from us. You will not receive your stock certificate(s) until the purchase price for the share(s) of a particular class has been paid in full. (See the heading "Distribution Plan and Offering Terms".)

By-law Provisions Constitute a Legal Contract with the Company

   Our By-laws state that they are a legal contract between the Company and its stockholders. (See Article XXVI of the By-laws.) A full copy of these By-laws, amended as of January 25, 2000, is printed in this Prospectus as Appendix A.) We particularly encourage you to review: 1)Article XVI, Sections 5 through 12, which limit transfers of our stock and govern our repurchase of shares;
2) Article XXIV titled "Members' Patronage Dividends"; and 3) Article XXV, which addresses a member's rights and obligations.

Documents Accompanying Prospectus

   Our most recent annual report to shareholders and the current standard form of our Membership Agreement accompany this Prospectus. (See the heading "The Company's Business," subheading "Membership Agreement.")

                                 SUMMARY

The Company and Its Business

   The mailing address and telephone number of our main executive offices are:
2200 Kensington Court, Oak Brook, Illinois 60523, (630) 990-6600.

   We are a wholesaler of hardware and related products. We also manufacture paint products. We sell products mainly to retail hardware dealers who have Membership Agreements with us. These Membership Agreements entitle our dealers to purchase merchandise and services from us and grant a license to use some of our trademarks. (See the heading "The Company's Business," subheading "Membership Agreement.") Our dealers are subject to "Member Operational Requirements" and other important requirements. The number of hardware store locations that had Membership Agreements with us as of the end of our 1999 fiscal year on January 1, 2000 were 5,082. (See the heading "The Company's Business.")

Basic Distinctions Between Classes of Stock

   Our capital stock is divided into three classes, Class A, Class B, and Class
C. Class A Stock is the only class of stock that has voting rights for the election of directors and most other matters. Class B Stock was previously offered for memberships that we granted on or before February 20, 1974, but Class B Stock has not been offered since March 31, 1979. Our Board of Directors has the right to redeem some or all of the outstanding shares of Class B Stock. The Board can also redeem any outstanding shares of Class C Stock that we issued for patronage dividends distributions. If our Company is ever liquidated, the outstanding shares of Class B Stock and Class C Stock have priority over the outstanding shares of Class A Stock in the distribution of our net assets. This priority only extends up to the amount we would have to pay to purchase or redeem all of our outstanding shares of Class B Stock and Class C Stock. If our net assets exceeded the total amount which we would have been required to pay for that redemption, then the excess would be distributed in equal portions to the Class A Stockholders (up to the $1,000 par value of the Class A Stock). After that, any net assets left over would be proportionately distributed among the stockholders of all three classes of our stock. A Class A Stockholder would participate in this distribution based on the proportion which the par value of his share of Class A Stock bears to the sum of the total par value of all outstanding shares of Class A Stock and the total amount which we would have been required to pay to purchase or redeem all of the outstanding shares of Class B Stock and Class C Stock. Each share of Class B Stock and Class C Stock would participate in the distribution in the proportion which the applicable purchase or redemption prices of these types of stock would bear to the same sum. (See the heading "Description of Capital Stock", subheadings "Voting Rights," "Liquidation Rights," and "Redemption Provisions.")

   The declaring of dividends on any shares of our stock in any class is expressly prohibited by our Certificate of Incorporation and By-laws (See the heading "Description of Capital Stock", subheading "Dividend Rights.")

Basic Features of Offering

   This offering is being made only to approved retailers of hardware and related products who apply for membership in Ace Hardware Corporation. The offering price for each share of Class A Stock is $1,000 and the offering price for each share of Class C Stock is $100.

   Our Company operates as a retailer-owned cooperative. This offering enables retailers to obtain membership in our Company. Membership entitles our dealers to use certain trademarks that we own, to purchase merchandise from us, and also to receive patronage dividends on an equitable basis.

   For an initial membership, you must subscribe for 1 share of Class A Stock plus 40 shares of Class C Stock. If you apply for membership for an additional store location that you own or control, then you must subscribe for 50 shares of Class C Stock for that location. You must also pay us a $1,500 charge for processing your application.

   If you do not pay for your shares in advance, then we bill you for them on the bi-weekly billing statement that we send you for your purchases of merchandise and services from us. You can prepay the purchase price of your shares at any time. For a more detailed explanation of this offering, please see the information under the heading "Distribution Plan and Offering Terms".

Repurchase of Shares by Company

   If your membership for a store location terminates, then all of your shares for that location must be sold back to us unless the shares are transferred to another party whom we agree to accept as a member for that location. If we repurchase your shares, we must do so at the following prices: 1) $1,000 par value for Class A Stock, 2) not less than twice the $1,000 par value for Class B Stock, and 3) not less than the $100 par value for Class C Stock. [(See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights", paragraph (g).)] We pay some of the repurchase price by issuing you an interest-bearing 4-year installment note if your membership terminates in either of two basic types of situations. (See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights", paragraph (h), of this Prospectus and Section 12 of Article XVI of the By-laws, in Appendix A of this Prospectus, for further details concerning those situations.)

   As of the end of our 1999 fiscal year on January 1, 2000, the number of outstanding shares of our stock was as follows: Class A Stock 3,856 shares, Class B Stock 2,432 shares, and Class C Stock 2,412,255 shares. At the completion of this offering, assuming that all Class A Stock is sold, the number of outstanding shares of our stock would be as follows: Class A Stock 5,081 shares, Class B Stock 2,408 shares, and Class C Stock 2,431,186 shares.

   Under Delaware corporate law, we are not allowed to repurchase any of our shares if our assets are less than the amount of our aggregate outstanding shares of capital stock or if our assets would be reduced below that amount because of the repurchase.

   The number of shares of stock that we repurchased and the price per share that we paid during each of our past three fiscal years is summarized in the table below.

                                                             Class of Stock
                                                             --------------
                                                  A                  B                   C
                                                  -                  -                   -
                                            No. of  Purchase   No. of  Purchase    No. of  Purchase   Aggregate
                                            Shares   Price     Shares   Price      Shares   Price        Cost
                                            ------  --------   ------  --------    ------  --------   ----------
1999 Fiscal Year ended  January 1, 2000      228     $1,000     160     $2,000    119,614    $100    $12,509,400
1998 Fiscal Year ended  January 2, 1999      243     $1,000     124     $2,000    105,639    $100    $11,054,900
1997 Fiscal Year ended  December 31, 1997    299     $1,000     180     $2,000    123,964    $100    $13,055,400

Patronage Dividends and Income Tax Treatment

   We operate on a cooperative basis for purchases of merchandise that our shareholders and subscribers for shares make from us. We distribute annual patronage dividends to these shareholders and subscribers on an equitable basis. Please see the table under the heading "The Company's Business," subheading "Distribution of Patronage Dividends" for information about the percentages of sales of merchandise we made during the fiscal years 1997 through 1999 that we distributed as patronage dividends. Under our current plan, a portion of patronage dividends (which can never be less than 20% nor more than 45% of the total annual patronage dividends we distribute to each dealer) are paid in cash except to terminated dealers. The cash portion of any patronage dividends which would have been paid to a terminated dealer is applied against that dealer's indebtedness to us unless the terminated dealer makes a timely request for the payment of the minimum 20% in cash. Other qualified property, shares of Class C Stock or non-negotiable patronage refund certificates, or a combination of them are used to pay the entire remaining portion of patronage dividends. Dealers whose volume of purchases entitles them to larger total annual patronage dividend distributions receive larger percentages of their patronage dividends in cash. (See the heading "The Company's Business", subheadings "Distribution of Patronage Dividends", "Patronage Dividend Determinations and Allocations", and "Forms of Patronage Dividend Distributions.") The amount of patronage dividends allocated over the past five fiscal years is shown in Note (B) to Selected Financial Data.

   The cash payments and dollar amounts of Class C Stock and patronage refund certificates along with the fair market value of other qualified property that we distribute as patronage dividends must be taken into your gross income for federal income tax purposes. (See the heading "The Company's Business", subheading "Federal Income Tax Treatment of Patronage Dividends.")

   Members whose businesses are located in foreign countries or Puerto Rico (except for unincorporated Puerto Rico dealers owned by individuals with U.S. citizenship) can be subject to a 30% U.S. withholding tax imposed on nonresident alien individuals and foreign corporations (except for some Guam, American Samoa, Northern Mariana Islands, or U.S. Virgin Islands corporations). These dealers have a minimum 30% portion of their annual patronage dividends distributed in cash, and we withhold that amount for the payment of U.S.
income tax. (See the heading "The Company's Business", subheadings "Forms of Patronage Dividend Distributions", and "Federal Income Tax Treatment of Patronage Dividends.")

                           USE OF PROCEEDS

   We use the proceeds that we receive from this stock offering mainly for general working capital purposes (including purchasing the merchandise that we resell and maintaining adequate inventories of this merchandise) and also for the capital expenditures that we make in order to serve our business. We currently have no other specific plan for these proceeds. We also have no plan if less than all the shares in this offering are sold as the main reason for the offering is to enable us to accept new members in accordance with our By-laws. (See the heading "The Company's Business," subheadings "Patronage Dividend Determinations and Allocations" and "Forms of Patronage Dividend Distributions", for a discussion of how we plan to obtain most of the balance of our operating capital. (See the heading "Factors to be Considered," subheading "Sale of All Shares Offered Not Assured.")

                 DISTRIBUTION PLAN AND OFFERING TERMS

Offering Made Through Company Officers

   Our officers make all of the sales of stock under this offering. We employ approximately 230 field sales personnel including retail consultants, management and retail development personnel. Their duties include contacting retail dealers and promoting our business and programs. Among these field sales personnel are Market Development Managers, New Business Sales Managers and Retail Sales Managers whose duties include initial contact with potential members. Our field sales personnel, however, are not allowed to accept new members, and they are not authorized to make sales of any shares of our stock. Also, we do not pay any commission, bonus or other separate compensation to any officers, field sales personnel, or other employees in connection with the sale of our stock.

Limitation of Offering to Applicants for Ace Dealer Memberships

   This offering is limited to dealers in hardware or similar merchandise who submit membership applications to us for designated retail outlets that we choose to accept. Applicants for membership must submit the following for each store location that desires to become a member:

   1. A signed Membership Agreement in acceptable form;
   2. A check for the $1,500 application processing fee; and
   3. A signed Subscription Agreement for the purchase of shares of our stock.

Offering Price and Terms of Payment

   Each applicant for membership must subscribe for shares of our stock having a total purchase price of $5,000 per member store. If a dealer does not already have a Membership Agreement with us for any store location, the subscription for shares for the first store location includes 1 share of Class A voting stock at a price of $1,000 per share plus 40 shares of Class C nonvoting stock at a price of $100 per share. The subscription for shares for each additional store location owned or controlled by the same dealer consists entirely of 50 shares of Class C nonvoting stock at a price of $100 per share.

   Unless you prepay your stock subscription, you pay for your shares through a series of charges that we add to your bi-weekly billing statement from us. The amount of each of these charges is the larger of $40 or 2% of the purchase price of the merchandise and services you purchase from us during each bi-weekly period. These charges continue until the stock subscription for your store location is paid for in full. We do not add any interest or other finance charges to the unpaid balance of your stock subscription so long as all of your payments are made by the due date of the billing statement. If we accept the Membership Agreement and Stock Subscription Agreement for your store location, you are entitled to participate in our patronage dividend distributions even though you have not finished paying the full purchase price for that store's shares of stock.

Right of Prepayment

   If you subscribe for shares of our stock, you have the right at any time to prepay some or the entire purchase price as discussed in the section above.

Time of Issuance of Stock Certificates

   Immediately upon your full payment of the $1,000 purchase price for your 1 share of Class A voting stock, we issue you a certificate for that share. If your stock subscription includes a share of Class A Stock, all of your payments are first applied to the purchase price for this share. You do not have any voting rights until you are issued a share of Class A voting stock. We issue certificates for your shares of Class C nonvoting stock only when you have paid the full purchase price for all of your Class C shares for your particular store location. If the membership for your store location terminates before its shares have been fully paid for and issued, then we give you a refund for the amount that you previously paid toward the purchase of these shares.

Termination of Membership Upon Transfer or Repurchase of Shares

   Unless we expressly consent to the continuation of your membership, it will automatically terminate when any of your shares of our stock (whether you purchased them or whether you received them as patronage dividends) are transferred to another eligible shareholder or we repurchase them.

Federal Income Tax Status of Class A and Class C Shares (See the Heading "Opinions of Experts").

   If your membership terminates for all of your member store locations and we repurchase your shares of Ace stock, that repurchase would include your one share of Class A voting stock. Since we must repurchase the share of Class A Stock at its $1,000 par value, you would not realize taxable income from our repurchase of that share.

   If we repurchase your shares of Class C stock, you could realize taxable income under the U.S. Internal Revenue Code if the price we had to pay for the shares to redeem them exceeded the $100 par value that you originally paid for them under this offering. This could occur if our Board of Directors set a higher offering price for Class C shares at some future date. In this example, unless you still owned our stock for other store locations that remained members, the taxable income you realized at the time of our repurchase of your Class C shares might qualify for capital gains treatment.

   If you still continued to own shares of our stock for other store locations after we repurchased your shares for one or more of your locations, then the entire amount we would pay you for the repurchased shares might be treated under the Internal Revenue Code as a dividend and be taxed to you as ordinary income. In that case, the income tax basis of the shares of our stock that you still held might be increased by an amount equal to the original basis of the shares you purchased from us.

   Section 483 of the U.S. Internal Revenue Code may apply if you pay for your shares in periodic installments extending for more than 1 year from the date of the sale. In that case, all payments that are due more than 6 months after the date of the sale may be deemed to include "unstated interest." Although you might deduct this interest, it could also reduce the cost basis of your shares.

   "Unstated interest" that is taxable income to you can also occur under
Section 483 of the U.S. Internal Revenue Code if your membership is terminated and you receive a 4-year installment note from us in partial payment for your stock. [(See the heading "Description of Capital Stock," subheading "Other Restrictions and Rights," subparagraph (h))]. This could happen if the sum of the total payments to be made to you for the repurchase of stock exceeded the sum of the present values of those payments plus the present values of any interest payments due under the note. The present value of a payment is figured using a discount rate that is equal to the applicable Federal rate in effect as of the date of the note, compounded twice a year.

                         DESCRIPTION OF CAPITAL STOCK

Dividend Rights

   Our Certificate of Incorporation and By-laws prohibit us from declaring dividends on any shares of any class of our stock. However, we may distribute shares of Class C Stock to you as a part of your annual patronage dividends. (See the heading "The Company's Business," subheading "Forms of Patronage Dividend Distributions," as well as Note 5 to Financial Statements, and Note
(B) to "Selected Financial Data").

Voting Rights

   Our Class A Stock is voting stock, but Class B Stock and Class C Stock can vote separately by class upon any increase or decrease in the number of authorized shares of their classes, any change in the par value of those shares, or anything that would change the power, preferences or special rights of one of those classes so as to adversely affect its shares. Any class of stock that has the right to vote has one vote per share. Cumulative voting of shares for the election of directors or other reasons is not allowed.

Liquidation Rights

   If our Company voluntarily or involuntarily liquidates or goes out of business, our net assets will be distributed among the shareholders of all classes of our issued and outstanding stock. In that case, our Class B and Class C shareholders would first receive the total amounts which we would have had to pay them to repurchase all of their outstanding shares of those classes at the prices previously set by our Board of Directors. However, if we did not have enough net assets to pay that amount, then each outstanding share of Class B Stock and each outstanding share of Class C Stock would share in the distribution of our net assets in the proportion which its purchase or redemption price would bear to the total available for payment. (See the subheading "Redemption Provisions" below). If our net assets were more than that, the excess would be distributed equally to each Class A stockholder up to the Class A Stock par value of $1,000 per share. Any net assets that were left would be distributed among the shareholders of all classes of stock as follows:

        (a) first, we would take the amount of the total $1,000 par value for all of the outstanding shares of Class A Stock and we would add this to the total amount we would have been required to pay to purchase or redeem all of our outstanding shares of Class B Stock and Class C Stock at the prices previously set by our Board of Directors. The sum of these two figures would be used in the steps below;

        (b) next, each outstanding share of Class A Stock would receive part of the remaining net assets in the proportion which its $1,000 par value bears to the sum determined in (a) above; and

        (c) each outstanding share of Class B Stock and each outstanding share of Class C Stock would share in the remaining net assets in the proportion which its price, as previously set by our Board of Directors, bears to the sum determined in (a) above.

Preemptive Rights

   No stockholder has any special right or preference to purchase any present or future shares of our stock, notes, debentures, bonds or other securities, including any convertible stock, options or warrants.

Redemption Provisions

   Redemption provisions do not apply to any shares of Class A Stock, and they only apply to the shares of our Class B Stock and our Class C Stock that have been issued as annual patronage dividends. These redemptions may be made at any time as determined by our Board of Directors. The redemption price would also be determined by our Board of Directors, but the redemption price to be paid for Class C Stock cannot be less than its $100 par value per share and the redemption price to be paid for Class B Stock cannot be less than twice its $1,000 par value per share. (The redemption price for Class B Stock, has to be equal to twenty times the per share price that our Board of Directors establishes for purchases or redemptions of our Class C Stock.) If we decided to redeem our stock as discussed above, we would have to mail notice to each stockholder of that class at least 30 days before the redemption date. If not all of the outstanding Class B or C shares were being redeemed, then the number of shares and the method of redemption, whether by lot or prorata or some other way, would be determined by our Board of Directors.

Other Restrictions and Rights

        (a) We do not have any conversion rights, sinking fund provisions, or liability to further calls or assessments for any shares of our stock.

        (b) As security for your indebtedness to us, we retain a first lien upon all your shares of Ace stock and all amounts that you pay us under your Stock Subscription Agreement before your shares are issued. Your interest in your Ace stock and the amounts you pay us under your Stock Subscription Agreement are always offset by the amount of any indebtedness that you owe us. We will not transfer any of your shares or any funds in your stock subscription account unless you are free from all indebtedness to us. If we would issue an installment note to partially pay for the stock that we are buying back from a terminated dealer in one of the situations described in section (h) below, then the cash portion we would normally pay toward those shares would first be applied toward any indebtedness which that terminated member owed to us. The portion of the purchase price of those shares that we would normally pay with an installment note would then be applied toward any indebtedness that still remained.

        (c) Since we first issued shares of our stock to members and continuing to the present time, the ownership of all classes of our stock has been limited to approved dealers in hardware and related products who have Membership Agreements with us. Ownership of Class B Stock has been limited to dealers whose Membership Agreements with us began on February 20, 1974 or earlier. You are not allowed to transfer your shares of our stock or to sell, assign or pledge them, or to post them as collateral or give lien rights in them to anyone other than Ace without the prior consent of our Board of Directors. If our Board of Directors refuses to consent to a transfer or assignment of your stock certificates to another retail hardware dealer, then we have to purchase that stock back from you as described in section (g) below. You are not entitled to make a transfer or assignment to anyone who is ineligible to become a member of our Company. In other words, approved transfers can only be made to other dealers who either have Membership Agreements with us or whom we are willing to accept as members. Where you propose to transfer the ownership of your member store location to another member, (or to someone whom we are willing to accept as a member), then you have the option of either (i) selling or transferring to that person the same number of shares that we would have been required to offer him as a member for that store location, or (ii) selling those shares back to us. However, there are certain types of transfers of your business where you do not have the option of selling those shares back to us. These situations involve (i) any transfer which is not complete, unconditional and irrevocable; (ii) any transfer to an entity in which you retain an ownership interest; or (iii) any transfer to your spouse.

        (d) If your membership terminates for your store location, then we must repurchase your shares of Ace stock. Our repurchase obligation is subject to our first lien and our right to set off your indebtedness to us as described in section (b) above. (If your stock has not yet been paid for and your shares have not yet been issued, we would instead refund the amounts that you paid under your Stock Subscription Agreement, again subject to our first lien and offset rights described in section (b) above). Your membership can be terminated by a formal notice of termination, and it can also be terminated automatically under our By-laws in each of the following three situations without a formal notice:

          (i) If your store closes down or ceases business unless your store is moved, with our consent and approval, to another location, or unless your store is being acquired by another dealer whom we are willing to accept as a member for operation under the same membership at another location;

          (ii) If an individual holder of our shares or a member of a partnership that is a holder of our shares dies, except where the store location having the Ace membership continues, with our approval (which we will not unreasonably refuse to give), to be operated by the deceased person's estate, heirs or partnership successors. Changes in the legal form of ownership of the member store from an individual proprietorship or partnership to a corporation or from a partnership to an individual proprietorship are not considered significant in these cases;

          (iii)If a court or other official body rules that a member is insolvent, or the member assigns the business to be operated for the benefit of creditors, or a voluntary or involuntary bankruptcy or similar petition is filed under the U.S. Bankruptcy Code regarding the dealer or the store or business unit for which our shares of stock are held.

        (e) Our Board of Directors does not need to consent to a transfer of shares of Ace stock that occurs when the shares are held jointly with others and the ownership of the shares automatically passes under law to the survivor(s), nor are we obligated to repurchase the shares in that case unless the store location either (i) closes down, or (ii) stops being operated as a member of our Company.

        (f) If you hold your Ace membership in the form of a corporation (the "member corporation"), you must give us written notice of any proposal where the holders of 50% or more of the voting stock of the member corporation proposes to sell or transfer all of their shares of capital stock (both voting and non-voting) of that member corporation. If there is a member corporation but another corporation (the "controlling company") holds 80% or more of the voting stock of the member corporation, then you must also give us written notice if the holders of 50% or more of the voting stock of the controlling company propose to sell or transfer all of their shares of capital stock (both voting and non-voting) in the controlling company. In these cases, when the sale or transfer occurs, the corporation whose shares were sold or transferred can either keep all the shares of Ace stock that it owns for the member corporation or sell all of those shares of Ace stock back to us. If it chooses to sell all of the shares of Ace stock back to us, then the memberships for all of the store locations represented by that stock are considered terminated by the member's voluntary action. Once terminated in this way, any store location that wishes to continue being a member must submit a new application for our acceptance. However, there are certain types of transfers of their own company stock by the shareholders of member corporations that do not result in the option of selling any Ace shares back to us. These situations involve (i) any transfer which is not complete, unconditional and irrevocable; (ii) any transfer to an entity in which the person making the transfer retains an ownership interest; or (iii) any transfer to the spouse of the person making the transfer.

        (g) The price that we pay when we repurchase shares of Ace stock is as follows:

           (i)  For Class A Stock, the $1,000 par value of the shares;

           (ii) For Class B Stock, the per share price last set by our Board of Directors, currently $2,000 per share. This price cannot be less than twice the $1,000 par value of the Class B Stock and must be equal to twenty times the per share repurchase price set by our Board of Directors for repurchases of our Class C Stock;

           (iii)For Class C Stock, the per share price last set by our Board of Directors, currently $100 per share. This price may not be less than the $100 par value of each of these shares.

   There is no market for the sale or trading of our stock, and the redemption prices last established by our Board of Directors have not been adjusted since 1974 when the Company first became a cooperative.

        (h) When we repurchase our stock from a terminated member in either of the two situations described below, we issue an installment note for part of the purchase price. That note is payable in four equal annual installments plus accrued interest. The situations where we use an installment note are where:

           (i) the dealer voluntarily terminates his Ace membership, but continues basically the same business at the store location, and the store continues being controlled (more than 50%) by the same person, partnership or corporation; or

           (ii) we terminate the dealer's Ace membership for being delinquent in payment to us or because of some other default under the Membership Agreement.

   Even in the above situations, though, the amount originally paid in by the dealer under the Stock Subscription Agreement is subject to being refunded in cash. We also pay cash when the entire remaining portion of the purchase price is less than $5,000. Where the remaining portion is $5,000 or more in these cases, however, we only pay cash for the amount originally paid in by the dealer under the Stock Subscription Agreement, and we pay the rest by an installment note as described above. The interest rate on this installment note is the rate established by our Board of Directors at the time the note is issued. This interest rate is a minimum of 6% per annum, and is at least as high as the interest rate that applies to the patronage refund certificates that are issued as a part of our annual patronage dividends. Our Board of Directors may authorize higher levels of cash payments for dealer hardship situations, but this depends on our financial condition and requirements at the time.

           (i) There is no restriction on our repurchase or redemption of any shares of our stock if we fall behind in making any sinking fund installment payments which we may become obliged to make in the future. Since we are prohibited from declaring dividends on any shares of our stock, there can be no past due situation in the payment of dividends that could impose any restriction on our repurchase or redemption of our stock. Under the General Corporation Law of Delaware, we are not allowed to repurchase any of our shares if our assets are less than the amount of the aggregate outstanding shares of our capital stock or would be reduced below that amount after the repurchase.

           (j) We have established a LBM Retailer Incentive Pool Plan for our members who purchase LBM products through Builder's Mart of America, Inc. ("BMA") and are participants in the Ace Contractor Center program. Under the plan, we calculate an annual estimate of the amount by which our stock in BMA has increased or decreased in value from our initial investment, net of certain expenses. We allocate this estimate to eligible members annually based on their qualifying purchases of LBM products. A member's pool allocation only becomes vested and can only be redeemed upon the termination of the member's Ace membership which results in the sale or redemption of Ace stock held for that location, Ace's termination of the LBM Retailer Incentive Pool Plan, or Ace's liquidation, whichever comes first. Negative pool balances are not charged to members.

                            OPINIONS OF EXPERTS

   The shares of our stock in this offering are valid shares in the opinion of our Vice President, General Counsel and Secretary, David W. League. He has also issued his opinion to the effect that if our Company had an involuntary liquidation, the shares of our Class B Stock would have a preference greater than their par value in the distribution of our net assets. The statements made under the subheadings "Federal Income Tax Status of Class A and Class C Shares," "Federal Income Tax Treatment of Patronage Dividends," "Income Tax Liability Incidental to Patronage Dividends" and "Patronage Dividends and Income Tax Treatment Thereof," are also his opinions.

   The consolidated financial statements of Ace Hardware Corporation and subsidiaries as of January 1, 2000 and January 2, 1999 and for each of the years in the three-year period ended January 1, 2000, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                          THE COMPANY'S BUSINESS

   Ace Hardware Corporation was formally organized as a Delaware corporation in 1964. In 1973, as the result of a corporate merger, it became the successor of Ace Hardware Corporation, an Illinois corporation that was organized in 1928. Until 1973, the Illinois corporation conducted the business now being engaged in by our Company. Our main executive offices are located at 2200 Kensington Court, Oak Brook, Illinois 60523. Our main telephone number is
(630) 990-6600.

   We operate primarily as a wholesaler of hardware and related products, and we also manufacture paint products. We mainly sell our products to hardware dealers who have Membership Agreements with us. These Membership Agreements allow the hardware dealers to purchase merchandise and services from us and to license some of our marks, such as "Ace" and "Ace Hardware." (See the heading "Factors To Be Considered," subheading "Documents Accompanying Prospectus," and the heading "The Company's Business" subheading "Membership Agreement").

   We operate on a cooperative basis and distribute patronage dividends to our eligible member dealers each year on the basis of quantity or value of business that we do with them. (See the subheading "Distribution of Patronage Dividends").

   As of the end of our 1999 fiscal year on January 1, 2000, there were 5,082 stores having Membership Agreements with us. The States with the largest concentration of members are California (approximately 10%), Texas and Illinois (approximately 6% each), Florida (approximately 5%), and Michigan and Georgia (approximately 4% each). The States where we shipped the largest percentages of merchandise in fiscal year 1999 are California (approximately 11%), Illinois (approximately 8%), Florida (approximately 6%), Texas (approximately 5%), and Michigan and Georgia (approximately 4% each). Approximately 6.5% of our sales are made to locations outside of the United States and its territories.

   The number of member locations that we had during each of our past three fiscal years is summarized in the following table:

                                                 1999     1998     1997
                                                ------   ------   ------
Member outlets at beginning of period            5,039    5,032    5,067
New member outlets                                 264      231      208
Member outlets terminated                          221      224      243
                                                ------   ------   ------
Member outlets at end of period                  5,082    5,039    5,032
Dealers having one or more member               ======   ======   ======
  outlets at end of period                       3,932    3,963    4,022

   We service our dealers by buying merchandise in quantity lots, mainly from manufacturers. We then warehouse large quantities of this merchandise and sell it in smaller lots to our dealers. Most of the products that we distribute to our members from our warehouses are sold at a price that we establish ("dealer cost"), to which a 10% adder ("handling charge") is generally added. In fiscal year 1999, warehouse sales were 63% of our total sales and bulletin sales were 3% of our total sales with the balance of 34% being direct shipment sales, including lumber and building materials.

   The following is a breakdown of our total warehouse sales among various general classes of merchandise for each of the past three fiscal years:

Class of Merchandise                            1999     1998     1997
                                               ------   ------   ------
Paint, cleaning and related supplies             20%      20%      21%
Plumbing and heating supplies                    15%      15%      15%
Hand and power tools                             14%      14%      14%
Garden, rural equipment and related supplies     13%      13%      13%
Electrical supplies                              13%      13%      12%
General hardware                                 12%      12%      12%
Sundry                                            7%       7%       7%
Housewares and appliances                         6%       6%       6%

   We sponsor two major hardware conventions each year at various locations. We invite dealers and vendors to attend, and dealers generally place orders that are delivered before the next convention. During the convention, there are exhibits of regular merchandise, new merchandise and seasonal merchandise. Lawn and garden supplies, building materials and exterior paints are seasonal merchandise in many parts of the country. Some types of goods such as holiday decorations are also seasonal.

   Warehouse sales involve the sale of merchandise that we inventory at our warehouses. Direct shipment sales involve sales where the merchandise is shipped directly to dealers by vendors. Bulletin sales involve our special bulletin offers where we order specific merchandise after dealers sign up to buy particular quantities of it.

   Dealers place direct shipment orders with our vendors using special purchase orders. The vendors then bill us for these orders, which are shipped directly to dealers. We, in turn, bill the ordering dealers with an adder ("handling charge") that varies according to the following schedule:

   Invoice Amount                        Adder (Handling Charge)
   --------------                        -----------------------
   $    0.00 to $  999.99                2.00% or $1.00 whichever is greater
   $1,000.00 to $1,999.99                1.75%
   $2,000.00 to $2,999.99                1.50%
   $3,000.00 to $3,999.99                1.25%
   $4,000.00 to $4,999.99                1.00%
   $5,000.00 to $5,999.99                 .75%
   $6,000.00 to $6,999.99                 .50%
   $7,000.00 to $7,999.99                 .25%
   $8,000.00 and over                     .00%

   We make bulletin sales based upon notices from dealers that they wish to participate in one of the special bulletins offers. Generally, we notify dealers of our intention to purchase certain products for bulletin shipment. We then purchase these products in the quantities that the dealers order. When the bulletin shipment arrives, we do not place it into warehouse inventory. Rather, we break it up into smaller quantities and deliver it to the dealers who ordered it. We generally apply a 6% adder ("handling charge") to this category of sales.

   We typically apply an additional adder of 3% to merchandise that is exported outside of the United States, its territories and possessions. Ace dealers located outside of the United States, its territories and possessions who are not subject to the additional 3% adder are assessed a flat 2% adder on all direct shipment sales. We maintain inventories to meet only normal resupply orders. Resupply orders help keep our inventories at normal levels. Usually these resupply orders are filled within one day of receipt. Bulletin orders are somewhat similar to resupply orders, but can be for future delivery. We do not backlog normal resupply orders and therefore, no significant backlog exists at any point in time.

   We have also created special sales programs for lumber and building materials products, for products that we periodically assign to an "extreme competitive price sales" classification, and for products from specified vendors for delivery to our dealers on a direct shipment basis (LTL Plus Program). Under our previous lumber and building materials ("LBM") program, we did not impose any adder or national advertising assessment on direct shipment orders for these products. Our LBM program enabled our dealers to realize important savings from our closely monitored lumber and building materials purchasing procedures. Also, our LBM program offered our dealers the opportunity to order less-than-truckload quantities of many lumber and building materials products at economical prices under the LTL warehouse redistribution procedure which we had with certain major vendors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," for a description of our LBM Division.

   Our Store Traffic Opportunity Program ("STOP") is a program where we offer our dealers specific products that we assign to a "competitive price sales" classification. These products are delivered from our warehouses without the addition of freight charges and with an adder (if any) of up to 5%, determined on an item by item basis. Our officers have the authority to add and withdraw items from the STOP program, and to establish reasonable minimum or multiple item purchase requirements for this program. We do not make any patronage dividend distributions for purchases under the STOP program. We do, however, consider STOP purchases to be either warehouse purchases or bulletin purchases, as applicable, in determining the forms of patronage dividend distributions. (See the heading "The Company's Business" subheading, "Forms of Patronage Dividend Distributions.")

   Our LTL Plus Program allows dealers to purchase full or partial truckloads of products from specific vendors for direct shipment delivery. No adder or national advertising assessment applies to these purchases. The current maximum amount of patronage dividends for products in the LTL Plus category is
 .5% of these sales. (See heading "The Company's Business," subheading "Patronage Dividend Determinations and Allocations.")

   In addition to hosting conventions as well as other shows and product exhibits for our dealers, we also provide many special services. We offer these services at established charges. These services include inventory control systems, as well as price and bin ticketing. We also provide dealers with a checklist service so that they can have current information about the merchandise that we offer. We also provide a choice of ongoing educational and training programs for dealers. (See the heading "The Company's Business," subheading "Special Charges and Assessments.")

   Our wholly owned subsidiary, Ace Insurance Agency, Inc., offers a Group Dealer Insurance Program so that dealers can purchase different types of insurance coverage. This program offers "all risk" property insurance and business interruption, crime, liability and workers' compensation insurance, in addition to medical insurance for store employees. AHC Realty Corporation, another wholly owned subsidiary, offers broker services to dealers who want to buy or sell stores. Loss Prevention Services, Inc., another wholly owned subsidiary, offers security training and other loss prevention services to dealers.

   During 1996, our wholly owned subsidiary, Ace Hardware Canada, Limited, began operations as a wholesaler of hardware and related merchandise in Canada. It has two distribution facilities located in Calgary, Alberta and Brantford, Ontario. Ace Hardware Canada, Limited generated less than three percent (3%) of our consolidated revenue during fiscal year 1999.

   We operate our Company-owned retail hardware stores through our wholly owned subsidiaries A.H.C. Store Development Corp. and Ace Corporate Stores, Inc. For further information about these stores, please see the heading "Properties, which appears later in this Prospectus."

   We manufacture paint and similar coating products at our factories in Matteson and Chicago Heights, Illinois. These factories are the main source of the paint products that we offer for sale. We operate our paint manufacturing business as a separate Division of our Company for accounting purposes. We purchase all our raw materials for paint manufacturing from outside sources. We have had adequate sources of raw materials in the past, and we do not currently expect any shortages of raw materials that would have a major impact on our paint operations. Paint manufacturing is seasonal in the sense that greater paint sales occur from April through September. Historically, our need to comply with environmental laws and regulations has not had a major effect on our ability to conduct our paint manufacturing operations.

   Our business, both hardware wholesaling and paint manufacturing, is not dependent on any major suppliers and we feel that any seasonal fluctuations do not have a major effect on our operations. For more discussion of our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," which appears after the "Notes to Financial Statements."

   We also offer services to members that relate to the operation of their retail businesses. We provide these services (such as advertising, merchandising and training programs) to assist our members and in some cases, to maximize our centralized buying power.

Strategic Planning

   We have a strategic planning process that results in goals, objectives and programs that we want to develop in the future for our Company and our members. Because strategic plans deal with the future, this discussion of them contains "forward looking statements," which are based on our current expectations. The actual results of our efforts can differ greatly from the results that we might desire. We believe that we have the facilities, the employees and the resources for ongoing success as we implement our plans and programs, but the future is difficult to forecast, especially things like revenues, costs, margins and profits which are influenced by many factors. Some of these factors are discussed below.

   The effects of future growth in the hardware and hardlines-related industries, are uncertain. By "hardlines-related industries" we mean lumber/building materials, home center, do-it-yourself, rental and commercial/industrial categories. The future condition of the economy is also uncertain, when viewed domestically, internationally or in specific geographical regions. Some other uncertainties that could affect our plans include possible future changes in merchandise and inventory prices, and the effect of increasingly intense competition. There could be potential shifts in market demand for some products. Future lawsuits and laws, especially laws dealing with franchising, licensing and environmental matters could affect our business. We cannot predict whether these uncertainties might cause future costs or liabilities or have some other effect on our future ability to achieve our plans.

   Through our ongoing strategic planning process we have focused our plans around four cornerstones for future growth and success in our competitive industry. These four cornerstones are: Retail Success (store operations), Wholesale Success (distribution), International growth and new member growth. Retail success for our dealers is a primary objective because, in our opinion, it drives both their retail performance and our wholesale growth. We have therefore increased our efforts to assist members in our "retail success initiatives," which are designed to improve their retail performance and competitiveness. These retail success initiatives include retail goals that we urge dealers to strive for within their stores and in locally competitive markets. These goals do not, however, impose major restrictions or requirements on members. Our minimum requirements for the acceptance of new members are outlined in the current Membership Agreement and in the Member Operational Requirements that apply under that Agreement. The Operational Requirements do require that, within one year the member must make us the primary source of supply and terminate any previous participation in the program of any other major hardware wholesaler. There are currently no general requirements (apart from special voluntary programs) where members have to make particular percentages of purchases from us or have to achieve minimum retail performance levels, such as sales dollars per square foot.

   Our latest strategic initiative, which we call Vision 21, focuses on encouraging dealers to adopt certain merchandising, marketing and operational practices that are supported by some of our most successful dealers to improve the Company's and the dealers' overall competitiveness and efficiency. Vision 21 goals include minimizing disparities between retail and wholesale, developing dealer-friendly procedures that take duplication and costs out of dealers' operations, achieving consistent implementation of programs more rapidly and improving the dealers' financial performance and their ability to pursue new stores and store expansions.

Special Charges and Assessments

   We sponsor a national advertising program. To pay for this program, we assess dealers an amount equal to 1.365% of their purchases (except purchases of LTL Plus and certain computer systems), with minimum and maximum yearly assessments for each store location. Effective January 1, 2000, the minimum assessment is $1,916.46 and the maximum assessment is $6,500.00 for each store location. We grant exemptions from these assessments and make various adjustments to them for stores located outside the continental United States. These exemptions and adjustments are based on our management's evaluation of the number and types of television broadcasts that are received in these areas. The amount of our national advertising assessment can be changed from time to time by our Board of Directors. We can also impose assessments at a flat monthly rate or based on a percentage of sales for regional advertising not to exceed 2% of a dealer's annual purchases. Regional advertising assessments are subject to the same minimum and maximum amounts as the National Advertising assessment.

   Every two weeks, we bill your member store for a special low volume account service charge of $75 if your annual purchases from us are less than $50,000. Effective January 1, 2000, every two weeks, we will bill your store for a special low volume account service charge of $60 if your annual purchases from us are between $50,000 and $140,400. The low volume service charges that we bill to your store in a specific year are automatically refunded if that store's total purchases increase to over $140,400 during the year. Your store is excused from this low volume account service charge during the first 12 months that it is a member. There are some exceptions to our low volume account service charges that are described below:

   1. If you purchase $140,400 of merchandise from us during the year, we give you credit on your next billing statement for any low volume charges which we billed to you earlier in the year. We then stop billing you for low volume account service charges for the rest of the year, even if your current purchases on a billing statement are less than $5,400; and

   2. We do not bill low volume account service charges every two weeks if your store's sales volume with us the year before was at our minimum ($140,400), but we will bill these charges in a lump sum to your last statement of the year if you do not reach our applicable minimum by that time.

   An Ace store that falls below our minimum purchase levels can also be subject to termination.

   We add a late payment service charge on any past due balance that you owe us for merchandise, services, or your stock subscription. The current rate for the late payment service charge is .77% per biweekly statement period, except in Texas where the charge is .384% and Georgia where the charge is .692%. We consider a past due balance to exist whenever we do not receive payment of the amount shown as due on your billing statement within 10 days after the date of that statement. We can change the rate of our late payment service charge from time to time.

   Our retail training program called the "Ace Training Network" is required for all member stores in the United States and U.S. Territories. Under the "Ace Training Network," we will bill you a monthly fee which we call a "monthly training assessment." This assessment is $16 per month for each single store or parent store and $11 for each branch store. A single store or parent store is one that has a share of our Class A voting stock (or one that involves a stock subscription for a share of our Class A Stock.) A branch store is one whose membership involves only shares (or a subscription for shares) of our nonvoting Class C Stock. (See Article XXV, Section 2 of our By-laws, which are reprinted in Appendix A.) Branch stores can request an exemption from the monthly training assessment.

   With the Ace Training Network, you have the option of choosing how your monthly training assessment dollars will be spent. Under this program, you are initially issued 200 points, and one point equals one dollar in your training account. We credit you with another point for each dollar you pay for your monthly training assessment. Thus, a single store or parent store can earn 16 points per month and a branch store can earn 11 points per month. You may use your points at any time to buy one of the training programs that we offer. If you do not have enough points for the program that you want, you can use the points that you have and we will bill you for the difference. Multiple stores and member groups can pool their points together to purchase our training programs.

   We also have a mandatory subscription service for Material Safety Data Sheet information for all member stores located in the United States. As of the date of this filing, the initial yearly assessment for these subscriptions is $20 for each single store or parent store and $10 for each branch store.

Trademark and Service Mark Registrations

   The names "ACE HARDWARE" and "ACE" are used extensively by members and ourselves in the promotion, advertising and marketing of products and services that we sell. We have had the following Trademark and Service Mark Registrations issued by the U.S. Patent and Trademark Office for our marks:

                                              Registration
        Description of Mark     Type of Mark     Number     Expiration Date
        -------------------     ------------  ------------  ---------------
"ACE HARDWARE" with winged
  emblem design                 Service Mark     840,176    December 5, 2007
"ACE HARDWARE" with winged
  emblem design                 Trademark        898,070    September 8, 2000
"THE PAINTIN' PLACE"            Service Mark   1,138,654    August 12, 2000
"HARDWARE UNIVERSITY"
  with design                   Service Mark   1,180,539    December 1, 2001
"SUPER STRIKER"                 Trademark      1,182,330    December 15, 2001
"PACE" with design              Service Mark   1,208,887    September 14, 2002
"ACE HARDWARE" with winged
  emblem design                 Trademark      1,277,581    May 15, 2004
"ACE HARDWARE" in stylized
  lettering design              Trademark      1,426,137    January 27, 2007
"ACE" in stylized lettering
  design                        Service Mark   1,464,025    November 3, 2007
"ACE HARDWARE" in stylized
  lettering design              Service Mark   1,486,528    April 26, 2008

                                              Registration
        Description of Mark     Type of Mark     Number     Expiration Date
        -------------------     ------------  ------------  ---------------

"ACE HARDWARE AND
  GARDEN CENTER" in stylized
  lettering design              Service Mark   1,487,216    May 3, 2008
"ACE NEW EXPERIENCE" in
  stylized lettering design     Trademark      1,554,322    September 5, 2009
"ACE SEVEN STAR" in stylized
  lettering design              Trademark      1,556,389    September 19, 2009
"ACE BEST BUYS" in circle
  design                        Service Mark   1,560,250    October 10, 2009
"ACENET"                        Service Mark   1,574,019    December 26, 1999(1)
"ACE IS THE PLACE"              Service Mark   1,602,715    June 19, 2000
"LUBE"                          Trademark      1,615,386    October 2, 2000
"ACE PRO"                       Trademark      1,632,078    January 22, 2001
"ASK ACE"                       Service Mark   1,653,263    August 6, 2001
Christmas Elves design          Trademark      1,669,306    December 24, 2001
"ACE 2000"                      Service Mark   1,682,467    April 7, 2002
"ACE" in stylized lettering
  design                        Trademark      1,683,538    April 21, 2002
"HARMONY" in stylized
  lettering design              Trademark      1,700,526    July 14, 2002
"SEVEN STAR SATISFACTION
  GUARANTEED QUALITY
  ACE PAINTS" with design       Service Mark   1,705,321    August 4, 2002
"THE OAKBROOK COLLECTION"
  in stylized lettering
  design                        Trademark      1,707,986    August 18, 2002
"ACE HARDWARE BROWN BAG
  BONANZA" with design          Service Mark   1,761,277    April 13, 2003
"ACE HARDWARE COMMITTED
  TO A QUALITY ENVIRONMENT"
  design                        Service Mark   1,764,803    April 13, 2003
"THE OAKBROOK COLLECTION"
  in stylized lettering
  design                        Trademark      1,783,335    July 20, 2003
"STORE 2000 THE STORE OF
  THE FUTURE"                   Service Mark   1,811,032    December 14, 2003
"ENVIROCHOICE"                  Trademark      1,811,392    December 14, 2003
"CELEBRATIONS"                  Service Mark   1,918,785    September 12, 2005
Repetitive Stylized "A"
  design                        Service Mark   1,926,798    October 10, 2005
"The NEW AGE OF ACE" design     Service Mark   1,937,008    November 21, 2005
"ACE RENTAL PLACE" in
  stylized lettering design     Service Mark   1,943,140    December 19, 2005
"HELPFUL HARDWARE FOLKS"        Service Mark   1,970,828    April 30, 2006
"ACE HOME CENTER"               Service Mark   1,982,130    June 25, 2006
"SEALTECH"                      Trademark      2,007,132    October 8, 2006
"GREAT FINISHES"                Trademark      2,019,696    November 26, 2006
"WOODROYAL"                     Trademark      2,065,927    May 27, 2007
"ROYAL SHIELD"                  Trademark      2,070,848    June 10, 2007
"ROYAL TOUCH"                   Trademark      2,070,849    June 10, 2007
"QUALITY SHIELD"                Trademark      2,102,305    September 30, 2007
"QUALITY TOUCH"                 Trademark      2,102,306    September 30, 2007
"STAINHALT"                     Trademark      2,122,418    December 16, 2007
"ACE CONTRACTOR CENTER"         Service Mark   2,158,681    May 19, 2008
"NHS NATIONAL HARDLINES
  SUPPLY"                       Service Mark   2,171,775    July 7, 2008
"ACE COMMERCIAL & INDUSTRIAL
  SUPPLY"                       Service Mark   2,186,394    September 1, 2008

                                              Registration
        Description of Mark     Type of Mark     Number     Expiration Date
        -------------------     ------------  ------------  ---------------

"THE OAKBROOK COLLECTION"       Trademark      2,187,586    September 8, 2008
"ACE GARDEN PLACE"              Service Mark   2,227,729    March 2, 2009
"ACE ROYAL"                     Trademark      2,237,981    April 13, 2009
"HELPFUL HARDWARE CLUB"         Service Mark   2,239,400    April 13, 2009
"THE FOLKS IN THE RED VEST"     Service Mark   2,261,946    July 20, 2009
"ACE CONTRACTOR PRO"            Trademark      2,273,483    August 31, 2009

(1) Application for renewal of registration filed January 28, 2000.

   As of the date of this filing, we also have the following applications for new registrations pending in the U.S. Patent and Trademark Office:
   Mark                                    Type of goods/services
   ----                                    ----------------------
   "ACE SOLUTIONS PLACE"                   retail store services in the field
                                           of hardware and related goods
   "YOUR NEIGHBORHOOD SOLUTIONS PLACE"     retail store services in the field
                                           of hardware and related goods
   "ACE" with accent design                retail store services in the field
                                           of hardware and related goods
   "ILLUMINATIONS"                         paint color chip display rack kits,
                                           consisting primarily of display
                                           racks, paint color charts, architect
                                           kits and decals for use in
                                           determining color schemes
   "STORE-IT-RIGHT"                        hardware products, namely, hooks,
                                           brackets, knobs, hangers and
                                           extensions for support or hanging

Competition

   Competitive conditions in the wholesale hardware industry are intense and increasing. Independent hardware retailers must remain competitive with discount stores and chain stores, such as WalMart, Home Depot, Menard's, Sears, and Lowe's, and with other mass merchandisers. Retail hardware stores have been slowly shifting their locations to high rent shopping centers. There has also been a trend toward longer store hours. There is intense pressure on hardware retailers to obtain low cost wholesale supply sources. In several markets in the United States, we also compete directly with other dealer-owned wholesalers such as TruServ Corporation, Do it Best Corporation and United Hardware Distributing Co.

Employees

   We have 5,180 full-time employees, of which 1,610 are salaried employees. We also have union contracts covering one (1) truck drivers' bargaining unit and three (3) warehouse bargaining unit(s). We consider our employee relations with both union and non-union employees to be good, and we have had no strikes in the past five years. In general, our employees are covered by either negotiated or nonnegotiated benefit plans that include hospitalization, death benefits and, with few exceptions, retirement benefits.

Limitations on Ownership of Stock

   Our members own all of our outstanding shares of capital stock. Membership in our Company is limited to approved dealers in hardware and related products who have Membership Agreements with us. These are the only ones eligible to own or purchase shares of any class of our stock.

   No dealer is allowed to own more than 1 share of our Class A voting stock, no matter how many store locations that dealer owns or controls. This ensures that each stockholder in our cooperative has equal voting power no matter how many member store locations the stockholder owns or controls. We treat an unincorporated member or a partnership member as being controlled by someone else if 50% or more of the assets or profit shares of that member are owned by (i) another person, partnership or corporation; or (ii) the owner(s) of 50% or more of the assets or profit shares of another unincorporated business firm or (iii) the owner(s) of at least 50% of the capital stock of a corporation. We treat a member that is a corporation as being controlled by someone else if at least 50% of the capital stock of that member is owned by
(i) another person, partnership or corporation; or (ii) the owner(s) of at least 50% of the capital stock of another corporation; or (iii) the owner(s) of at least 50% of the assets or profit shares of another unincorporated business.

Distribution of Patronage Dividends

   We operate on a cooperative basis for purchases of merchandise from us that are made by dealers who have become members of our Company. We also operate on a cooperative basis with dealers who have subscribed for shares of our stock but who have not yet actually become "members" because they have not yet fully paid for their $1,000 par value shares of our Class A voting stock. The dealers in either of these two categories are entitled to receive patronage dividends once a year on an equitable basis.

   We made patronage dividend distributions at the following percentages of our sales in the warehouse, bulletin and direct shipment categories and on the total sales of products manufactured by our Paint Division during the past three fiscal years:

                                       1999          1998         1997
                                       ----          ----         ----
Warehouse Sales                    4.98172%      4.78251%     4.32753%
Bulletin Sales                         2.0%          2.0%         2.0%
Direct Shipment Sales                  1.0%          1.0%         1.0%
Paint Sales                         7.8827%       9.1653%     10.3088%

   There are other patronage dividends that are calculated separately for distribution on sales of lumber products, building material and millwork products and less-than-truckload (LTL) sales of lumber and building material products. We distributed patronage dividends equal to .4595%, .4668% and
 .4593% of the total sales of these categories (calculated separately by category) to our members who purchased these products in fiscal years 1999, 1998 and 1997. The 1999 dividend pertains to the activity of the LBM Division through August 2, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," for a description of our LBM Division.

   Under our LTL Plus Program, we also calculate patronage dividends separately on sales of full or partial truckloads of products purchased by eligible dealers from certain vendors (see discussion of LTL Plus Program under the heading "The Company's Business.") The amount of patronage dividends that we currently allocate to LTL Plus sales is .5% of these sales. The LTL Plus Program patronage dividend was .5% of these sales for fiscal year 1999, 1998 and 1997.

Patronage Dividend Determinations and Allocations

   The amounts that we distribute as patronage dividends consist of our gross profits on business that we do with dealers who qualify for patronage dividend distributions, less a proportionate share of our expenses for administration and operations. Our gross profits consist of the difference between our selling price for the merchandise that these dealers buy from us and our purchase price for that merchandise. Our computation of patronage dividends excludes all of our income and expenses from activities that are not directly related to patronage transactions. The excluded items primarily consist of profits on business that we do with dealers or other customers who do not qualify for patronage dividend distributions and any income or loss that we realize from the disposition of property and equipment. If that occurred, then the income we would derive from this type of recapture would be included in computing patronage dividends.

   Our By-laws provide that, by virtue of dealers being "members" of our Company (that is, by owning shares of our Class A voting stock), they consent to include in their gross income for federal income tax purposes all patronage dividends that we distribute to them. These distributions must be included in gross income for the taxable year in which the dealer receives them. Dealers who have not yet fully paid the $1,000 purchase price for their shares of our Class A voting stock are also required to include all patronage dividends we distribute to them in their gross income as explained above. Under our Stock Subscription Agreement, dealers must expressly consent to take these patronage dividend distributions into their gross incomes.

   The amount of the patronage dividends which dealers must include in their gross incomes includes both the cash portion of patronage dividends and any portion of patronage dividends that we apply against any indebtedness the dealer owes to us in accordance with Section 7 of Article XXIV of our By-laws. It also includes any portion of patronage dividends that they receive in shares of our Class C nonvoting stock, other property and patronage refund certificates. The Company also has the authority to issue a portion of the patronage dividend in the form of other property.

   Under our present program, patronage dividends on each of our three basic categories of sales (warehouse sales, bulletin sales and direct shipment sales) are allocated separately, as are patronage dividends under our LTL Plus Program. Dividend percentage calculations are made with reference to the net earnings derived from each of the respective categories. The 1999 patronage dividend rate for the LTL Plus Program is .5% of our LTL Plus sales. The 1999 dividend rates for direct shipment and bulletin sales are 1% and 2%, respectively, while the current 1999 warehouse dividend rate is 4.98%.

   We do not include sales of lumber and building materials products as part of warehouse sales, bulletin sales or direct shipment sales for patronage dividend purposes. Patronage dividends for lumber and building materials are calculated separately for purchases within each of four sales categories involving these types of products. These four categories are: (a) lumber products (other than less-than-truckload sales); (b) building materials products (other than less-than-truckload sales); (c) millwork products and (d) less-than-truckload ("LTL") sales of lumber and building materials products. Patronage dividends are also calculated separately for full and partial truckloads of products purchased under the LTL Plus Program. (See the heading "Business", discussion of LTL Plus Program and the subheading "Forms of Patronage Dividend Distributions", subparagraphs 2(a)-(b) below.) See "Management's Discussion and Analysis of Financial Conditions and Results of Operations," for a description of our LBM Division.

   Patronage dividends are also calculated separately for full and partial truckloads of products purchased under the LTL Plus Program. (See the heading "The Company's Business", discussion of LTL Plus Program and the subheading "Forms of Patronage Dividend Distributions", subparagraphs 2(a)-(b) below.)

   We have established a LBM Retailer Incentive Pool Plan for our members who purchase LBM products through Builder Marts of America, Inc. ("BMA") and are participants in the Ace Contractor Center program. Under the plan, we calculate an annual estimate of the amount by which our stock in BMA has increased or deceased in value from our initial investment, net of certain expenses. We allocate this estimate to eligible members annually based on their qualifying purchases of LBM products. A member's pool allocation only becomes vested and can only be redeemed upon the termination of the member's Ace membership which results in the sale or redemption of Ace stock held for that location, Ace's termination of the LBM Retailer Incentive Pool Plan, or Ace's liquidation, whichever occurs first. Negative pool balances are not charged to members.

   Any manufacturing profit realized on intracompany sales of products manufactured by our Paint Division is allocated and distributed as patronage dividends to eligible dealers in proportion to their respective annual dollar purchases of paint and related products from that division. The earnings we realize on wholesale sales of the Paint Division's products to our eligible dealers are currently distributed as patronage dividends to them as part of the patronage dividends which they receive each year in the basic patronage dividend categories of warehouse sales, bulletin sales and direct shipment sales. Under Section 8 of Article XXIV of our By-laws, if the Paint Division's manufacturing operations for any year result in a net loss instead of a profit to the Paint Division, this loss would be netted against the earnings we realized from our other activities during the year, so that the earnings available for distribution as patronage dividends from these other activities would be reduced for the year.

Forms of Patronage Dividend Distributions

   We make patronage dividend distributions to our eligible dealers in cash, shares of our Class C Stock and patronage refund certificates according to a specific plan that has been adopted by our Board of Directors. This plan can be changed from time to time by the Board as they deem fit depending on business conditions and our Company's needs.

   This plan is summarized below for the purchases that our eligible dealers make from us on or after January 1, 1999.

   1. For each of your eligible stores, we initially calculate the minimum cash patronage dividend distribution as follows:

      (a) 20% of the first $5,000 of the total patronage dividends allocated for distribution each year to you based on the purchases made for the eligible store;
      (b) 25% of the portion of the total patronage dividends allocated for that store which exceed $5,000 but do not exceed $7,500;
      (c) 30% of the portion of the total patronage dividends allocated for that store which exceed $7,500 but do not exceed $10,000;
      (d) 35% of the portion of the total patronage dividends allocated for that store which exceed $10,000 but do not exceed $12,500;
      (e) 40% of the portion of the total patronage dividends allocated for that store which exceed $12,500.

  1A. The portion of the total annual distribution allocated to any such dealer for each store owned or controlled by such dealer in excess of the minimum cash distribution shall be distributed to him for the year 1999 payable in the year 2000 as follows:
      (a) To the extent there is an excess amount over a store's minimum cash distribution, each such eligible store shall receive stock options of OurHouse, Inc. (valued at $3.40 each) rounded to the nearest multiple of 50 but not to exceed 150 stock options.
      (b) Next, to the extent there is an excess over a store's minimum cash distribution and allocation under (a) above, each such eligible store shall receive its prorata share of 3,000,000 stock options less the number of stock options allocated under (a) above. Allocation to each eligible store shall be based on each store's total patronage dividend as a percentage of the Company's total patronage dividend rounded to nearest multiple of 50.
      (c) The eligible stores include change of ownership stores, but exclude canceled stores.

   2. We distribute the portion of patronage dividends in excess of the cash or property amounts above in the form of shares of our Class C nonvoting stock (par value $100 per share) until the total par value of all shares of all classes of our capital stock that you hold for the eligible store equals the greater of:
      (a) $20,000; or
      (b) the sum of purchases in the following categories that you made for the eligible store during the most recent calendar year:
          (i) 15% of the volume of Ace manufactured paint and related products purchases, plus
          (ii) 3% of the volume of drop-shipment or direct purchases (excluding Ace manufactured paint and related products), plus
          (iii)15% of the volume of warehouse and bulletin purchases (including STOP and excluding Ace manufactured paint and related products), plus
          (iv) 4% of the volume of LTL Plus purchases.

      Please note, however, that we do not issue fractional shares of Class C Stock. We take any amount that would result in a fractional share of stock and distribute it in cash or patronage refund certificates instead.

   3. The portion of your total patronage dividends for each of your eligible stores which exceeds the sum of:
      (a) the cash amount determined under Paragraph 1 above and
      (b) the amount to be distributed to you in property under Paragraph 1A above and
      (c) the amount of Class C Stock determined under Paragraph 2 above is distributed to you in cash up to certain limits. The total amount that you receive in cash for an eligible store cannot exceed 45% of that store's total patronage dividends for the year. If a store's total cash distribution would exceed this 45% limit, then the distribution over that amount is made instead in the form of a non-negotiable patronage refund certificate. Our Board of Directors determines the maturity dates and interest rates of these patronage refund certificates before they are issued. These certificates include provisions that give us a first lien on the amount of any indebtedness that you owe us. The certificates also contain language subordinating them to all the rights and claims of our secured creditors, general creditors and our bank creditors. Historically, these patronage refund certificates have matured within five years from the date we issued them.

   With some modifications, the plan described above is applied separately in determining patronage dividends on our sales of lumber and building materials. The combined patronage dividends allocated annually to a store from:
        - sales of lumber products (other than LTL sales),
        - sales of building materials (other than LTL sales),
        - sales of millwork product and
        - LTL sales to the store
are used to calculate the minimum cash distribution percentages that we apply under Paragraph 1 above. A store's patronage dividends from any other sales category are not taken into account in determining either the minimum portion or any additional portion of the store's patronage dividends from its purchases of lumber and building materials products that are distributed in cash.

   Article XXIV, Section 7 of our By-laws requires the cash portion of any patronage dividends to be applied against any indebtedness a member owes us where the membership for his store is terminated before the distribution of patronage dividends. Despite this, however, 20% of a terminated store's total annual patronage dividends will be paid in cash if we receive a timely request for this form of payment.

   Because of the requirement of the U. S. Internal Revenue Code that we withhold 30% of the annual patronage dividends distributed to eligible dealers whose places of business are located in foreign countries or Puerto Rico, the cash portion of patronage dividends to these dealers is a minimum of 30%. There are exceptions to this 30% cash payment in the case of 1) unincorporated Puerto Rico dealers owned by individuals who are U.S. citizens, and 2) certain dealers incorporated in Guam, American Samoa, the Northern Mariana Islands or the U.S. Virgin Islands. These exceptions apply if less than 25% of the stock of these dealers is owned by foreign persons, and at least 65% of their gross income for the last three years has been sufficiently connected with a trade or business in one of these locations or in the United States.

   We also have certain loan programs that allow dealers to pay us back with part of their patronage dividend distributions. For example, to help members buy standardized exterior signs identifying their stores, our Board of Directors has authorized a loan program. Under this program, a dealer may apply to borrow between $100 to $20,000 per location from us for this purpose. If you obtain a loan under this program, you may either repay it in twelve payments billed on your regular bi-weekly billing statement, or you may apply the non-cash portion of your annual patronage dividends (for up to the next three annual patronage dividend distributions) toward payment of your loan.

   Our Board of Directors has also authorized finance programs to help qualified dealers buy certain computer systems from us and to finance capital improvements with patronage dividends. The amount financed cannot exceed 80% of the cost of any system. For PAINTMAKER computers, members have applied to borrow between $1,000 to $15,000 per location repayable over a period of three
(3) years. For PACE computers, members have applied to borrow between $5,000 to $50,000 per location repayable over a period of five (5) years. Under these programs, members have directed us to first apply the patronage refund certificate portion of their patronage dividend distributions toward the balance owed on these financed items and next to apply patronage dividends which would otherwise be payable for the same year in the form of our Class C Stock. These signage, computer financing and store retrofit programs may be revised or discontinued by our Board at any time. Members also have the ability to apply for a Capital Stock loan which is designed to provide them with access to their future patronage dividends to assist them in opening new retail stores or to assist in significant store expansions. These loans are repaid by the first seven rebate distributions of the non-cash portion of the annual rebate on the respective store.

Federal Income Tax Treatment of Patronage Dividends (See Previous Heading "Opinions of Experts"

   Both the shares of Class C nonvoting stock and the patronage refund certificates that we use to pay patronage dividends are "qualified written notices of allocation" within the meaning of Sections 1381 through 1388 of the U.S. Internal Revenue Code. The Company may pay a portion of its dividend in the form of other qualified property pursuant to Section 1382 of the U.S. Internal Revenue Code. These Sections of the Internal Revenue Code deal with the income tax treatment of cooperatives and their patrons and have been in effect since 1963. The dollar amount stated on a qualified written notice of allocation and fair market value of other qualified property must be taken into the gross income of the person to whom the notice is issued, even though this dollar amount may not actually be paid to the person in the same year that it is taxed.

   In order for us to receive a deduction from our gross income for federal income tax purposes for the amount of any patronage dividends that we pay to a patron (that is, to one of our eligible and qualifying dealers) in the form of qualified written notices of allocation or other qualified property, we have to pay (or apply against any indebtedness that the patron owes us in accordance with Section 7 of Article XXIV of our By-laws) not less than 20% of each patron's total patronage dividend distribution in cash and the patron also has to consent to having the written notices of allocation at their stated dollar amounts, and other qualified property at the fair market value, included in his gross income for the taxable year in which he receives them. The Internal Revenue Code also requires that any patronage dividend distributions that we deduct on our federal income tax return for business we do with patrons must be paid to those patrons within 8 months after the end of that taxable year.

   If you become one of our "members" by owning 1 share of Class A voting stock, you are deemed under the U.S. Internal Revenue Code to have consented to take the written notices of allocation and other qualified property that we distribute to you into your gross income. Your consent is deemed because of
1) your act of obtaining or retaining membership in our Company, and 2) because our By-laws provide that your membership constitutes this consent, and we give you written notification of that By-law provision. Under another provision of the Internal Revenue Code, dealers who have subscribed for shares of our stock are also deemed to have consented to take the dollar amounts of their written notices of allocation and other qualified property into their gross incomes. This occurs because of the consent provisions included in the Subscription Agreement for our stock.

   If you receive a patronage refund certificate as part of your patronage dividends (see the subheading "Forms of Patronage Dividend Distributions"), you may be deemed to have received interest income. This interest would arise in the form of an original issue discount to the extent that the face amount of the certificate exceeds the present value of the stated principal and interest payments that we have to pay you under the terms of the certificate. This interest income would be taxable to you "ratably" over the term of the certificate under Section 7872(b) (2) of the U.S. Internal Revenue Code. Present value for this purpose is determined by using a discount rate equal to the applicable Federal rate in effect as of the day of issuance of the certificate, compounded twice a year.

   We are required to withhold for federal income tax on the total patronage dividend distribution we make to anyone who has not furnished us with a correct taxpayer identification number. We can also be required to withhold federal taxes on the cash portion of each patronage dividend distribution made to someone who fails to certify to us that he is not subject to backup withholding. This withholding obligation based on a failure to certify may not be applicable, however, unless 50% or more of the total distribution is made in cash. Since we distribute all of our patronage dividends for a given year at the same time and since our current patronage dividend plan (see the subheading "Forms of Patronage Dividend Distributions") does not permit any member store to receive more than 45% of its patronage dividends for the year in cash, we believe that a certification failure like this should not ordinarily have any effect on our Company or any of its dealers.

   Patronage dividends that we distribute to patrons who are located in foreign countries or certain U. S. possessions (including those who are incorporated in Puerto Rico or who reside in Puerto Rico but have not become citizens of the United States) have been held to be "fixed or determinable annual or periodic income." Patrons who receive this type of income are currently required to pay a tax of 30% of the amount received under Sections 871(a)(1)(A) and 881(a)(1) of the Internal Revenue Code. When dealers are subject to this 30% tax, we must withhold it from their patronage dividends and pay it over to the U.S. Internal Revenue Service. The above does not apply to a corporation organized in Guam, American Samoa, the Northern Mariana Islands or the U. S. Virgin Islands if less than 25% of its stock is owned by foreign persons and at least 65% of its gross income for the last three years has been effectively connected with the conduct of a trade or business in that location or in the United States.

   The 20% minimum portion of the patronage dividends that must be paid in cash to patrons other than those discussed above may not be enough, depending upon the patron's income tax bracket, to pay all of the patron's federal income tax on his annual patronage dividend distributions. In our management's opinion, the payment of a minimum of 20% of total patronage dividends in cash each year will not have a material adverse affect on our operations or on our ability to obtain sufficient working capital for the normal requirements of our business.

Membership Agreement

   If you apply to become an Ace member, you must sign a Subscription Agreement to purchase our stock. You must also sign our customary Membership Agreement. You must submit a payment of $1,500 with your signed Membership Agreement. We use the $1,500 fee toward our estimated costs of processing your membership application. If you submit a membership application and we accept it, we sign both your Membership Agreement and Stock Subscription Agreement and send them back to you for your records. Your membership may generally be terminated upon various notice periods and for various reasons (including voluntary termination by either of us). The details of these reasons and notice periods are in the Membership Agreement. These reasons for termination and notice periods apply except where special laws or regulations in certain locations limit our right to terminate memberships, or require longer notice periods.

Non-Shareholder Programs

   In 1989, our Board of Directors first authorized us to affiliate non-shareholder international dealers who operate retail businesses outside the United States, its territories and possessions. These international dealers sign agreements that differ from our regular Membership Agreement. They may be granted a license to use certain of our trademarks and service marks, but they do not sign stock subscription agreements or become shareholders, nor do they receive patronage dividends.

   In 1995, our Board of Directors first authorized us to affiliate non-shareholder retail accounts other than international dealers. These accounts, which are generally served through our subsidiary National Hardlines Supply, Inc. ("NHS"), are not granted an ongoing license to use our trademarks and service marks. They can purchase selected types of products from us for resale. They are not members of our cooperative, and therefore do not own our stock or receive patronage dividends.

   In 1996, we established a license program for international non-shareholder dealers. These international licensees typically receive the exclusive right to use our trademarks and service marks, as well as exclusive rights to distribute the merchandise they purchase from us in their home countries. International licensees pay us a negotiated license fee and ongoing royalties on their retail sales in exchange for these rights, and for our ongoing training and support.

   In 1996, we also began operations through our subsidiary Ace Hardware Canada, Limited ("Ace Canada"). Ace Canada's customers are non-shareholders who do not receive patronage dividends from us. Only customers signed under the Ace Canada Franchise Agreement are licensed to use our trademarks and service marks.

   In 1998, we also established a domestic franchise program whose franchisees will not be shareholders of our cooperative, and will not therefore receive patronage dividends. These franchisees will pay us a franchise fee and ongoing royalties on their retail sales. In turn, they receive exclusive rights to a designated area, a license to use our trademarks and service marks, and various initial and ongoing training and support.

   In October, 1998, we entered into a joint venture with one of our dealers. The joint venture operates 11 leased stores in Massachusetts, New Hampshire and Rhode Island. In January, 1999, we entered into another joint venture with another Ace dealer. This joint venture operates 2 leased stores in southwest Florida. In January, 2000, we entered into a third joint venture with another Ace dealer. This joint venture plans to open 3 stores in Oregon over the next 2 years. In the future, we will explore other joint venture opportunities with our dealers; however, we consider each situation unique and we evaluate each opportunity on its own merits.

   As of the end of fiscal years 1999, 1998 and 1997 sales to international non-shareholder dealers accounted for approximately 6.5% of our total sales for fiscal year 1999, 1998 and 1997. As of the end of fiscal years 1999, 1998 and 1997, sales to domestic non-shareholder locations accounted for less than 1.5% of our total sales in 1999 and less than 1% in 1998 and 1997. (See Appendix A, Article XXV, Sections 3 and 4 of our By-laws regarding International Retail Merchants and non-member accounts.)

Year 2000

   The Company established a detailed plan to identify and track progress on the identification of systems, changing of non-compliant systems and testing of those systems for Year 2000 compliance. In addition, a plan was also implemented for all devices (time clocks, power systems, etc.) within the Company. The Company successfully completed its Year 2000 rollover without any mission-critical information technology or non-information technology system disruptions. The Company is not aware of any Year 2000 related problems with third-party vendors of mission-cricital information technology systems. However, it will continue to maintain contingency plans with respect to its third-party vendor relationships. Although the Year 2000 event has occurred, there can be no assurance that there will be no problems related to the Year 2000 for a period of time after January 1, 2000.

   The Company incurred internal staff costs as well as incremental consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the Year 2000. A significant portion of these costs represented the re-deployment of existing information technology resources. The Company has expended approximately $5.1 million through January 1, 2000, for Year 2000 compliance. To date, the Company's systems have experienced no material disruption related to Year 2000 compliance issues.

                               PROPERTIES

   Our general offices are located at 2200 Kensington Court, Oak Brook, Illinois 60523.

Information about our main properties appears below:

                                 Square Feet         Owned          Lease
                                 of Facility           or         Expiration
        Location               (Land in Acres)      Leased           Date
        --------               ---------------      ------        ----------
General Offices:
  Oak Brook, Illinois                  206,030      Leased   September 30, 2009
  Oak Brook, Illinois                   70,508       Owned
  Downers Grove, Illinois               23,962      Leased   June 30, 2004
  Markham, Ontario, Canada(1)           15,372      Leased   February 28, 2006

Distribution Warehouses:
  Lincoln, Nebraska                    346,000      Leased   December 31, 2006
  Arlington, Texas                     313,000      Leased   July 31, 2002
  Perrysburg, Ohio                     396,000      Leased   November 1, 2004
  Tampa, Florida                       391,760       Owned
  Harmans, Maryland                    277,000       Owned
  Yakima, Washington                   502,400       Owned
  Maumelle, Arkansas                   585,500       Owned
  LaCrosse, Wisconsin                  363,000       Owned
  Huntersville, North Carolina         354,000       Owned
  Rocklin, California                  470,000       Owned
  Gainesville, Georgia                 478,000       Owned
  Prescott Valley, Arizona             633,000       Owned
  Princeton, Illinois                1,080,000       Owned
  Chicago, Illinois (2)                 18,168      Leased   May 31, 2001
  Hanover, Maryland (2)                 57,500      Leased   June 26, 2003
  Colorado Springs, Colorado           493,000       Owned
  Wilton, New York                     795,000      Leased   September 1, 2007
  Loxley, Alabama (3)              103.6 acres      Leased   May 27, 2009
  Brantford, Ontario, Canada (4)       434,000      Leased   March 31, 2006
  Calgary, Alberta, Canada (4)         240,000      Leased   December 31, 2001

Print Shop Facility:
  Downers Grove, Illinois               41,000      Leased   April 30, 2002

Paint Manufacturing Facilities:
  Matteson, Illinois                   356,000       Owned
  Chicago Heights, Illinois            194,000       Owned

Other Property:
  Aurora, Illinois                    72 acres       Owned
  LaCrosse, Wisconsin (5)              3 acres       Owned

(1) This property is leased by our subsidiary Ace Hardware Canada, Limited for its corporate office.
(2) This property is leased for use as a freight consolidation center.
(3) This property was purchased by the Company in May, 1999 then sold and leased back from the Industrial Development Board of the town of Loxley. A distribution warehouse of approximately 800,000 square feet is under construction and expected to be in operation during the third quarter of 2000.
(4) Our subsidiary, Ace Hardware Canada, Limited leases this property for a distribution warehouse. The Brantford property includes 80,000 square feet leased for a two-year period from January 1, 1998-December 31, 2000.
(5) This land is adjacent to our LaCrosse, Wisconsin warehouse.

   In addition to the above, we or our subsidiaries, A.H.C. Store Development Corp. and Ace Corporate Stores, Inc. lease other property for retail hardware stores ranging from approximately 13,000 to 20,000 square feet in size. The numbers and locations of these leased retail stores as of the date of this filing are summarized in the table below:

                                                    Number of
         State                                 Retail Store Leases
         -----                                 -------------------
         Colorado                                        1
         Georgia                                         6
         Illinois                                        6
         New Jersey                                      1
         Washington                                      8
         Wisconsin                                       1

   We also lease a fleet of trucks and equipment for the main purpose of delivering merchandise from our warehouses to our dealers.


           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                      Page
                                                                      ----
Independent Auditors' Report                                           30
Consolidated Balance Sheets as of January 1, 2000 and January 2, 1999 31 Consolidated Statements of Earnings and Consolidated Statements of
  Comprehensive Income for each of the years in the three-year
  period  ended January 1, 2000                                        33
Consolidated Statements of Member Dealers' Equity for each of the
  years in the three-year period ended January 1, 2000                 34
Consolidated Statements of Cash Flows for each of the years in the
  three-year period ended January 1, 2000                              35
Notes to Consolidated Financial Statements                             36


                       INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ace Hardware Corporation:

   We have audited the accompanying consolidated balance sheets of Ace Hardware Corporation and subsidiaries as of January 1, 2000 and January 2, 1999 and the related consolidated statements of earnings, comprehensive income, member dealers' equity and cash flows for each of the years in the three-year period ended January 1, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ace Hardware Corporation and subsidiaries as of January 1, 2000 and January 2, 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended January 1, 2000 in conformity with generally accepted accounting principles.

                                               KPMG LLP
Chicago, Illinois
January 26, 2000


                          ACE HARDWARE CORPORATION
                                 ----------
                        CONSOLIDATED BALANCE SHEETS
                    January 1, 2000 and January 2, 1999

                                   ASSETS
                                                 January 1,      January 2,
                                                    2000            1999
                                                 ----------      ----------
                                                       (000's omitted)

Current assets:
  Cash and cash equivalents                      $   35,422      $   53,901

  Receivables:
    Trade                                           319,722         345,182
    Other                                            53,782          54,517
                                                 -----------     -----------
                                                 $  373,504      $  399,699
    Less allowance for doubtful receivables          (2,625)         (2,725)
                                                 -----------     -----------
      Net receivables                            $  370,879      $  396,974
  Inventories (Note 2)                              373,090         334,405
  Prepaid expenses and other current assets          13,341          15,146
                                                 -----------     -----------
      Total current assets                       $  792,732      $  800,426
                                                 -----------     -----------
Property and equipment (Note 10):
  Land                                               18,210          16,952
  Buildings and improvements                        187,709         180,854
  Warehouse equipment                                79,573          70,315
  Office equipment                                   82,373          74,567
  Manufacturing equipment                            15,446          13,817
  Transportation equipment                           16,426          16,076
  Leasehold improvements                             17,400          18,049
  Construction in progress                           14,456              --
                                                 -----------     -----------
                                                 $  431,593      $  390,630
    Less accumulated depreciation and
     amortization                                  (184,419)       (163,176)
                                                 -----------     -----------
      Net property and equipment                 $  247,174      $  227,454
Other assets                                         41,578          19,700
                                                 -----------     -----------
                                                 $1,081,484      $1,047,580
                                                 ===========     ===========

           See accompanying notes to consolidated financial statements.


                          ACE HARDWARE CORPORATION
                                 ----------
                        CONSOLIDATED BALANCE SHEETS
                    January 1, 2000 and January 2, 1999

                  LIABILITIES AND MEMBER DEALERS' EQUITY

                                                 January 1,      January 2,
                                                    2000            1999
                                                 -----------     -----------
                                                       (000's omitted)
Current liabilities:

  Current installments of long-term debt
   (Note 4)                                      $    4,067      $    7,433
  Short-term borrowings (Note 3)                     49,869          25,000
  Accounts payable                                  449,497         465,862
  Patronage dividends payable in cash (Note 5)       38,173          34,826
  Patronage refund certificates payable (Note 5)        373          20,655
  Accrued expenses                                   69,990          54,724
                                                 -----------     -----------
    Total current liabilities                    $  611,969      $  608,500

Long-term debt (Note 4)                             111,895         115,421
Patronage refund certificates payable (Note 5)       55,257          43,465
Other long-term liabilities                          22,400          18,682
                                                 -----------     -----------
    Total liabilities                            $  801,521        $786,068
                                                 -----------     -----------
Member dealers' equity (Notes 5 and 8):
  Class A Stock of $1,000 par value              $    3,856      $    3,846
  Class B Stock of $1,000 par value                   6,499           6,499
  Class C Stock of $100 par value                   241,226         226,571
  Class C Stock of $100 par value, issuable
  to dealers for patronage dividends                 21,648          26,170
  Additional stock subscribed, net                      498             471
  Retained earnings                                     594           3,292
  Contributed capital                                13,485           3,295
  Accumulated other comprehensive income                291            (818)
                                                 -----------     -----------
                                                 $  288,097      $  269,326
  Less: Treasury stock, at cost                      (8,134)         (7,814)
                                                 -----------     -----------
    Total member dealers' equity                 $  279,963      $  261,512

  Commitments (Notes 6 and 10)                   -----------     -----------
                                                 $1,081,484      $1,047,580
                                                 ===========     ===========

           See accompanying notes to consolidated financial statements.


                          ACE HARDWARE CORPORATION
                                  ---------
                    CONSOLIDATED STATEMENTS OF EARNINGS

                                                   Year Ended
                                   --------------------------------------------
                                     January 1,    January 2,    December 31,
                                        2000          1999           1997
                                   ------------- ------------- ----------------
                                                 (000's omitted)

Net sales                            $3,181,802    $3,120,380      $2,907,259
Cost of sales                         2,892,287     2,863,156       2,677,537
                                     -----------   -----------     -----------
    Gross profit                     $  289,515    $  257,224      $  229,722
                                     -----------   -----------     -----------
Operating expenses:
  Warehouse and distribution             40,232        38,980          39,364
  Selling, general and administrative    90,513        85,504          77,917
  Retail success and development         57,149        32,907          25,573
                                     -----------   -----------     -----------
    Total operating expenses            187,894       157,391         142,854
                                     -----------   -----------     -----------
      Operating income                  101,621        99,833          86,868

Interest expense (Note 12)              (16,651)      (17,350)        (14,816)
Other income, net                         9,425         7,213           6,245
Income taxes (Note 7)                    (1,833)       (1,736)         (1,910)
                                     -----------   -----------     -----------
        Net earnings                 $   92,562    $   87,960      $   76,387
                                     ===========   ===========     ===========
Retained earnings at beginning
  of year                            $    3,292    $    3,354      $    3,120
Net earnings                             92,562        87,960          76,387
Patronage dividends (Notes 5 and 8)     (95,260)      (88,022)        (76,153)
                                     -----------   -----------     -----------
Retained earnings at end of year     $      594    $    3,292      $    3,354
                                     ===========   ===========     ===========

               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                   Year Ended
                                   -------------------------------------------
                                     January 1,    January 2,    December 31,
                                        2000          1999           1997
                                   -------------------------------------------
                                                 (000's omitted)

Net earnings                         $   92,562    $   87,960      $   76,387
Foreign currency translation, net         1,109          (483)           (285)
                                     -----------   -----------     -----------
    Comprehensive income             $   93,671    $   87,477      $   76,102
                                     ===========   ===========     ===========

           See accompanying notes to consolidated financial statements.

                                                           ACE HARDWARE CORPORATION
                                                                  ----------
                                              CONSOLIDATED STATEMENTS OF MEMBER DEALERS' EQUITY
                                              Three Years Ended January 1, 2000 (000's omitted)

                                                   Class C Stock
                                                    Issuable to                                   Accumulated
                                                    Dealers for  Additional                          Other
                            Class A Class B Class C  Patronage     Stock     Retained Contributed Comprehensive Treasury
                             Stock   Stock   Stock   Dividends   Subscribed* Earnings   Capital      Income       Stock    Total
                             -----   -----   -----   ---------   ----------- --------   -------      ------       -----    -----
Balance at December 31,
 1996                       $3,937  $6,499  $196,742   $26,474    $  502     $  3,120   $ 3,295      $ (50)    $(7,206)  $233,313
Net earnings                    --      --        --        --        --       76,387        --         --          --     76,387
Net payments on
  subscriptions                 --      --        --        --     2,906           --        --         --          --      2,906
Patronage financing
  deductions                    --      --        --      (119)       --           --        --         --          --       (119)
Stock issued                   236      --    29,263   (26,355)   (3,025)          --        --         --          --        119
Stock repurchased               --      --        --        --        --           --        --         --     (13,055)   (13,055)
Stock retired                 (299)     --   (12,396        --        --           --        --         --      12,695         --
Patronage dividends issuable    --      --        --    22,366        --           --        --         --          --     22,366
Patronage dividends payable     --      --        --        --        --      (76,153)       --         --          --    (76,153)
Accumulated other
  comprehensive income          --      --        --        --        --           --        --      (285)          --       (285)
                            ------- ------- --------  ---------   -------    ---------  --------    ------     --------  ---------
Balance at December 31,
 1997                       $3,874  $6,499  $213,609   $22,366    $  383     $  3,354   $ 3,295     $(335)     $(7,566)  $245,479
Net earnings                    --      --        --        --        --       87,960        --         --          --     87,960
Net payments on
  subscriptions                 --      --        --        --     1,463           --        --         --          --      1,463
Patronage financing
  deductions                    --      --        --      (485)       --           --        --         --          --       (485)
Stock issued                   215      --    23,526   (21,881)   (1,375)          --        --         --          --        485
Stock repurchased               --      --        --        --        --           --        --         --     (11,055)   (11,055)
Stock retired                 (243)     --   (10,564)       --        --           --        --         --      10,807         --
Patronage dividends issuable    --      --        --    26,170        --           --        --         --          --     26,170
Patronage dividends payable     --      --        --        --        --      (88,022)       --         --          --    (88,022)
Accumulated other
  comprehensive income          --      --        --        --        --           --        --      (483)          --       (483)
                            ------- ------- ---------  --------   -------    ---------  --------    ------     --------  ---------
Balance at January 2,
 1999                       $3,846  $6,499  $226,571   $26,170    $  471     $  3,292   $ 3,295    $(818)      $(7,814)  $261,512
Net earnings                    --      --        --        --        --       92,562        --        --           --     92,562
Net payments on
  subscriptions                 --      --        --        --       711           --        --         --          --        711
Patronage financing
  deductions                    --      --        --      (847)       --           --        --         --          --       (847)
Stock issued                   238      --    26,616   (25,323)     (684)          --        --         --          --        847
Stock repurchased               --      --        --        --        --           --        --         --     (12,509)   (12,509)
Stock retired                 (228)     --   (11,961)       --        --           --        --         --      12,189         --
Patronage dividends issuable    --      --        --    21,648        --           --    10,190         --          --     31,838
Patronage dividends payable     --      --        --        --        --      (95,260)       --         --          --    (95,260)
Accumulated other
  comprehensive income          --      --        --        --        --           --        --      1,109          --      1,109
                            ------- ------- ---------  --------   -------    ---------  --------     ------    --------  ---------
Balance at January 1, 2000  $3,856  $6,499  $241,226   $21,648    $  498     $    594   $13,485      $ 291     $(8,134)  $279,963
                            ======= ======= =========  ========   =======    =========  ========    ======     ========  =========
*Additional stock subscribed is comprised of the following amounts at December 31, 1997, January 2,
 1999 and January 1, 2000:

                                                      1997    1998    1999
                                                     ------  ------  ------
                  Class A Stock                      $   86  $   60  $  118
                  Class B Stock                          --      --      --
                  Class C Stock                       1,085     955   1,452
                                                     ------  ------  ------
                                                      1,171   1,015   1,570
                  Less unpaid portion                   788     544   1,072
                                                     ------  ------  ------
                                                     $  383  $  471  $  498
                                                     ======  ======  ======
                  See accompanying notes to consolidated financial statements.


                         ACE HARDWARE CORPORATION
                                ----------
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 Year Ended
                                  --------------------------------------------
                                  January 1,      January 2,      December 31,
                                     2000            1999             1997
                                  ----------      ----------      ------------
                                                (000's omitted)

Operating Activities:
Net earnings                        $ 92,562        $ 87,960          $ 76,387
Adjustments to reconcile net
  earnings to net cash provided
  by operating activities:
   Depreciation                       23,396          21,536            19,494
   Loss on sale of property and
     equipment                            28             425               285
   Decrease (Increase) in
     accounts receivable, net         26,174         (32,061)          (15,835)
   Decrease (Increase) in
     inventories                     (37,549)          2,689           (12,067)
   Decrease (Increase) in
     prepaid expenses and other
     current assets                    1,805          (1,531)           (1,735)
   Increase (Decrease) in
     accounts payable and accrued
     expenses                         (1,203)         42,082            46,000
   Increase in other long-term
     liabilities                       3,718           3,960             5,205
                                  -----------     -----------     -------------
       Net Cash Provided by
        Operating Activities         108,931         125,060           117,734
                                  -----------     -----------     ------------
Investing Activities:
  Purchase of property and
    equipment                        (43,497)        (21,036)          (42,921)
  Proceeds from sale of property
    and equipment                        349           8,148               149
  Increase in other assets           (21,878)         (8,843)           (6,946)
                                  -----------     -----------     -------------
    Net Cash Used in Investing
      Activities                     (65,026)        (21,731)          (49,718)
                                  -----------     -----------     -------------
Financing Activities:
  Proceeds (payments) of
    short-term borrowings             24,869         (17,000)          (29,000)
  Proceeds from notes payable             --          26,117            32,994
  Payments on long-term debt          (6,892)         (7,593)           (7,228)
  Payment of cash portion of
    patronage dividend               (34,826)        (29,943)          (28,178)
  Payments of patronage refund
    certificates and patronage
    financing deductions             (34,557)        (25,588)          (24,941)
  Proceeds from sale of common
    stock                              1,531           1,463             2,906
  Repurchase of common stock         (12,509)        (11,055)          (13,055)
                                  -----------     -----------     -------------
    Net Cash Used in Financing
      Activities                     (62,384)        (63,599)          (66,502)
                                  -----------     -----------     -------------
Increase (Decrease) in Cash and
  Cash Equivalents                   (18,479)         39,730             1,514
Cash and Cash Equivalents at
  beginning of year                   53,901          14,171            12,657
                                  -----------     -----------     -------------
Cash and Cash Equivalents at
  end of year                       $ 35,422        $ 53,901          $ 14,171
                                  ===========     ===========     =============

        See accompanying notes to consolidated financial statements.

                            ACE HARDWARE CORPORATION
                                   ----------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Summary of Significant Accounting Policies
   (a) The Company and Its Business
    Ace Hardware Corporation (the Company) operates as a wholesaler of hardware and related products, and manufactures paint products. As a dealer-owned cooperative, the Company distributes substantially all of its patronage sourced earnings in the form of patronage dividends to member dealers based on their volume of merchandise purchases.

   (b) Cash Equivalents
    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

   (c) Consolidations
    The accompanying consolidated financial statements include the accounts of the Company and subsidiaries. All significant intercompany transactions have been eliminated. The equity method of accounting is used for the Company's 50% or less owned affiliates over which the Company has the ability to exercise significant influence. The Company has other investments that are accounted for at cost.

   (d) Receivables
    Receivables from dealers include amounts due from the sale of merchandise and special equipment used in the operation of dealers' businesses. Other receivables are principally amounts due from suppliers for promotional and advertising allowances. The Company recognizes revenue from product sales upon the shipment to customers.

   (e) Inventories
    Inventories are valued at the lower of cost or net realizable value. Cost is determined primarily using the last-in, first-out method.

   (f) Property and Equipment
    Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to earnings. Significant improvements or renewals are capitalized.

   Depreciation expense is computed on both straight-line and accelerated methods based on estimated useful lives as follows:

                                    Useful Life             Principal
                                       Years           Depreciation Method
                                    -----------        -------------------
       Buildings and improvements      10-40            Straight line
       Warehouse equipment             5-10             Accelerated
       Office equipment                3-10             Various
       Manufacturing equipment         3-20             Straight line
       Transportation equipment        3-7              Straight line

   Leasehold improvements are generally amortized on a straight-line basis over the term of the respective lease.

                           ACE HARDWARE CORPORATION
                                  ----------
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

   (g) Foreign Currency Translation
    Substantially all assets and liabilities of foreign operations are translated at the rate of exchange in effect at the balance sheet date while revenues and expenses are translated at the average monthly exchange rates prevailing during the year. The Company has utilized foreign exchange forward contracts to hedge non-U.S. equity investments. Gains and losses in these foreign hedges are included in the basis of the underlying hedged investment. During 1999 the Company settled all outstanding foreign currency contracts that resulted in a gain of approximately $2.0 million reflected within accumulated other comprehensive income at January 1, 2000. Foreign currency translation adjustments, net of gains on foreign exchange contracts, are reflected in the accompanying Consolidated Statement of Comprehensive Income for 1999, 1998 and 1997. The Company does not have any outstanding foreign exchange forward contracts at January 1, 2000.

   (h) Financial Instruments
    The carrying value of assets and liabilities that meet the definition of a financial instrument included in the accompanying Consolidated Balance Sheets approximate fair value.

   (i) Retirement Plans
    The Company has retirement plans covering substantially all non-union employees. Costs with respect to the noncontributory pension plans are determined actuarially and consist of current costs and amounts to amortize prior service costs and unrecognized gains and losses. The Company contribution under the profit sharing plan is determined annually by the Board of Directors.

   (j) Use of Estimates
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (k) Fiscal Year
    Effective January 1, 1998 the Company changed its fiscal year from December 31st to the Saturday nearest December 31st. Accordingly, 1999 and 1998 ended on January 1, 2000 and January 2, 1999, respectively.

   (l) Reclassifications
    Certain financial statement reclassifications have been made to prior year amounts to conform to comparable classifications followed in 1999.

(2) Inventories

    Inventories consist primarily of merchandise inventories. Substantially all of the Company's domestic inventories are valued on the last-in, first-out
(LIFO) method; the excess of replacement cost over the LIFO value of inventory was approximately $61,483,000 and $62,093,000 at January 1, 2000 and January 2, 1999, respectively. Indirect costs, consisting primarily of warehousing costs, are absorbed as inventory costs rather than period costs.

                          ACE HARDWARE CORPORATION
                                 ----------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(3) Short-Term Borrowings

    Short-term borrowings were utilized during 1999 and 1998. The maximum amount outstanding at any month-end during the period was $108.0 million in 1999 and $67.0 million in 1998. The weighted average interest rate effective as of January 1, 2000 and January 2, 1999 was 6.84% and 5.03%, respectively. Short-term borrowings outstanding as of January 1, 2000 and January 2, 1999 were $49.9 million and $25.0 million, respectively. At January 1, 2000 the Company has available a revolving credit facility with a group of banks providing for $125 million in committed lines and also has available $85 million in uncommitted lines. The aggregate unused line of credit available at January 1, 2000 and January 2, 1999 was $160.1 million and $185.0 million, respectively. At January 1, 2000 the Company had no compensating balance requirements.

(4) Long-Term Debt

    Long-term debt is comprised of the following:

                                         January 1,         January 2,
                                            2000               1999
                                         ----------         ----------
                                                (000's omitted)

Notes Payable:
  $20,000,000 due in quarterly
    installments of $540,500 with
    interest payable quarterly at a
    fixed rate of 8.74%                  $    8,108         $   10,270
  $20,000,000 due in quarterly
    installments of $952,400 with
    interest payable quarterly at a
    fixed rate of 6.89%                         952              4,762
  $30,000,000 due in semi-annual
    installments of $2,000,000
    commencing June 22, 2001 with
    interest payable quarterly at a
    fixed rate of 6.47%                      30,000             30,000
  $20,000,000 due in quarterly
    installments of $714,300
    commencing September 15, 2004
    with interest payable quarterly
    at a fixed rate of 7.49%                 20,000             20,000
  $30,000,000 due in annual
    installments of $6,000,000
    commencing March 25, 2005 with
    interest payable quarterly at a
    fixed rate of 7.55%                      30,000             30,000
  $25,000,000 due in annual
    installments of $5,000,000
    commencing February 9, 2006 with
    interest payable quarterly at a
    fixed rate of 6.61%                      25,000             25,000
Liability under capitalized leases
  (see Note 10)                                 510              1,370
Installment notes with maturities
  through 2003 with various interest
  rates                                       1,392              1,452
                                         ----------         ----------
                                            115,962            122,854
Less current installments                     4,067              7,433
                                         ----------         ----------
                                         $  111,895         $  115,421
                                         ==========         ==========

   Aggregate maturities of long-term debt are $4,067,000, $6,678,000, $6,467,000, $5,750,000 and $5,429,000 in 2000 through 2004, respectively, and
$87,571,000 thereafter.

                       ACE HARDWARE CORPORATION
                              ----------
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(5) Patronage Dividends and Refund Certificates Payable

    The Company operates as a cooperative organization and has paid or will pay patronage dividends to member dealers on the portion of earnings derived from business done with such dealers. Patronage dividends are allocated in proportion to the volume of purchases by member dealers during the period. The amount of patronage dividends to be remitted in cash depends upon the level of dividends earned by each member outlet, varying from 20% on the total dividends under $5,000 and increasing by 5% on total dividends for each subsequent $2,500 earned to a maximum of 40% on total dividends exceeding $12,500. In 1999, amounts exceeding the cash portion will be distributed in the form of options (i.e. other property) excercisable by the dealers at a future date to acquire shares of the Company's ownership in a minority-owned investment. Amounts exceeding the cash and option portions will be distributed in the form of Class C $100 par value stock, to a maximum based upon the current year purchase volume or $20,000 whichever is greater, and thereafter in a combination of additional cash and patronage refund certificates having maturity dates and bearing interest as determined by the Board of Directors. A portion of the dealer's annual patronage dividends distributed under the above plan in a form other than cash can be applied toward payment of principal and interest on any balances outstanding for approved patronage financing programs.

    The patronage dividend composition for 1999, 1998 and 1997 follows:

                   Subordinated    Class             Patronage       Total
         Cash          Refund        C      Other    Financing     Patronage
        Portion    Certificates    Stock   Property  Deductions    Dividend
        -------    ------------    -----   --------  ----------    --------
                                    (000's omitted)

1999    $38,173         $12,249   $21,648   $10,190     $13,000     $95,260
1998     34,826          15,720    26,170        --      11,306      88,022
1997     29,943          13,726    22,366        --      10,118      76,153

    Patronage dividends are allocated on a fiscal year basis with issuance in the following year.

    The patronage refund certificates outstanding or issuable at January 1, 2000 are payable as follows:

                                                                Interest
           January 1,                              Amount         Rate
           ----------                              ------       --------
                                              (000's omitted)

           2000                                    $  373        7.00%
           2001                                     4,838        6.00
           2002                                     9,202        6.25
           2003                                    13,484        6.00
           2004                                    15,484        6.00
           2005                                    12,249        6.25

    A portion of the patronage refund certificates payable on January 1, 2000 were prepaid. Patronage refund certificates due on January 1, 2001 are classified as non-current liabilities as the due date extends beyond fiscal year ending December 30, 2000.

                         ACE HARDWARE CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(6) Retirement Plans

    The Company has defined benefit pension plans covering substantially all non-union employees. Benefits are based on years of service, highest average compensation (as defined) and the related profit sharing and primary social security benefit. Contributions to the plan are based on the Entry Age Normal, Frozen Initial Liability actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes. As of January 1, 2000 plan assets were held primarily in equities, mutual funds and group annuity contracts.

    Pension expense for the years included the following components:

                                  January 1,      January 2,      December 31,
                                     2000            1999             1997
                                  -----------     -----------     -----------
                                               (000's omitted)

  Service cost - benefits earned
    during the period               $    309        $    293        $    358
  Interest cost on projected
    benefit obligation                   399             428             351
  Actual return on plan assets          (733)           (710)           (630)
  Net amortization and deferral          125              87              53
                                  -----------     -----------     -----------
  Net periodic pension expense      $    100        $     98        $    132
                                  ===========     ===========     ===========

   The following table sets forth the funded status of the plans and amounts recognized in the Company's Consolidated Balance Sheets at January 1, 2000 and January 2, 1999:

                                           January 1,        January 2,
                                              2000              1999
                                           -----------        -----------
                                                  (000's omitted)

Change in benefit obligation:

  Benefit obligation at beginning of year  $    5,341        $    5,041
  Service cost                                    309               293
  Interest cost                                   399               428
  Actuarial losses (gains)                       (213)              325
  Benefits paid                                  (424)             (746)
                                           -----------       -----------
Benefit obligation at end of year               5,412             5,341
                                           -----------       -----------
Change in plan assets:

  Fair value of plan assets at beginning
    of year                                     9,448             9,122
  Actual return on plan assets                  1,198             1,001
  Employer contribution                            71                71
  Benefits paid                                  (424)             (746)
                                           -----------       -----------
Fair value of plan assets at end of year       10,293             9,448
                                           -----------       -----------
  Funded status                                 4,881             4,107
  Unrecognized transition asset                   (78)              (91)
  Unamortized prior service cost                 (583)             (631)
  Unrecognized net actuarial gains             (3,634)           (2,776)
                                           -----------       -----------
Prepaid pension cost included in other
  assets                                   $      586        $      609
                                           ===========       ===========

                       ACE HARDWARE CORPORATION
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

   The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75% in 1999 and 7.0% in 1998. The related expected long-term rate of return was 8.0% in 1999 and 1998. The rate of increase in future compensation was projected using actuarial salary tables plus 1.0% in 1999 and 1998. The Company will terminate the Employees' Pension Plan and Trust effective April 30, 2000. The Company does not believe that the termination will have a material adverse effect upon the financial condition or results of operations of the Company.

   The Company also participates in several multi-employer plans covering union employees. Amounts charged to expense and contributed to the plans totaled approximately $233,000, $216,000 and $225,000 in 1999, 1998 and 1997,
respectively.

   The Company's profit sharing plan contribution for the years ended 1999, 1998 and 1997 was approximately $15,071,000, $13,746,000 and $12,240,000, respectively.

(7)Income Taxes

   As a cooperative, the Company distributes substantially all of its patronage sourced earnings to its members in the form of patronage dividends. The 1999, 1998 and 1997 provisions for federal income taxes were $1,000,000, $1,105,000 and $1,501,000, respectively, and for state income taxes were $833,000, $631,000 and $409,000, respectively.

   The Company made tax payments of $2,755,000, $1,374,000 and $2,807,000 during 1999, 1998 and 1997, respectively.

(8)Member Dealers' Equity

   The Company's classes of stock are described below:

                                                Number of Shares at
                                                -------------------
                                            January 1,      January 2,
                                               2000            1999
                                           ------------    ------------

   Class A Stock, voting, redeemable at
     par value -
       Authorized                                10,000          10,000
       Issued and outstanding                     3,856           3,846
   Class B Stock, nonvoting, redeemable
     at not less than  twice par value-
       Authorized                                 6,500           6,500
       Issued                                     6,499           6,499
       Outstanding                                2,432           2,592
       Treasury stock                             4,067           3,907
   Class C Stock, nonvoting, redeemable at
     not less than par value -
       Authorized                             4,000,000       4,000,000
       Issued and outstanding                 2,412,255       2,265,718
       Issuable as patronage dividends          216,480         261,700
   Additional stock subscribed:
       Class A Stock                                118              60
       Class B Stock                                 --              --
       Class C Stock                             14,520           9,550

                           ACE HARDWARE CORPORATION
                                  ----------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

   At January 1, 2000 and January 2, 1999 there were no common shares reserved for options, warrants, conversions or other rights; nor were any options granted or exercised during the two years then ended.

   Member dealers may subscribe for the Company's stock in various prescribed combinations. Only one share of Class A Stock may be owned by a dealer with respect to the first member retail outlet controlled by such dealer. Only four shares of Class B Stock may be owned by a dealer with respect to each retail outlet controlled by such dealer, but only if such outlet was a member of the Company on or before February 20, 1974. An appropriate number of shares of Class C Stock must be included in any subscription by a dealer in an amount to provide that such dealer has a par value of all shares subscribed for equal to $5,000 for each retail outlet. Unregistered shares of Class C Stock are also issued to dealers in connection with patronage dividends. No dividends can be declared on any shares of any class of the Company's Stock.

   Upon termination of the Company's membership agreement with any retail outlet, all shares of stock of the Company, held by the dealer owning or controlling such outlet, must be sold back to the Company, unless a transfer of such shares is made to another party accepted by the Company as a member dealer with respect to the same outlet.

   A Class A share is issued to a member dealer only when the share subscribed has been fully paid. Class B and Class C shares are only issued when all such shares subscribed with respect to a retail outlet have been fully paid. Additional stock subscribed in the accompanying statements represents the par value of shares subscribed, reduced by the unpaid portion.

   All shares of stock are currently issued and repurchased at par value, except for Class B Stock which is repurchased at twice its par value, or $2,000 per share. Upon retirement of Class B shares held in treasury, the excess of redemption price over par is allocated equally between contributed capital and retained earnings.

   Transactions during 1997, 1998 and 1999 affecting treasury shares follow:

                                         Shares Held in Treasury
                                         -----------------------
                                   Class A       Class B       Class C
                                   --------      --------      ---------
Balance at December 31, 1996            --         3,603             --
  Stock issued                          --            --             --
  Stock repurchased                    299           180        123,964
  Stock retired                       (299)           --       (123,964)
                                   --------      --------      ---------
Balance at December 31, 1997            --         3,783             --
  Stock issued                          --            --             --
  Stock repurchased                    243           124        105,639
  Stock retired                       (243)           --       (105,639)
                                   --------      --------      ---------
Balance at January 2, 1999              --         3,907             --
  Stock issued                          --            --             --
  Stock repurchased                    228           160        119,614
  Stock retired                       (228)           --       (119,614)
                                   --------      --------      ---------
Balance at January 1, 2000              --         4,067             --
                                   ========      ========      =========

                        ACE HARDWARE CORPORATION
                               ----------
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(9)Segments

   The Company is principally engaged as a wholesaler of hardware and related products and manufacturer of paint products. The Company identifies segments based on management responsibility and the nature of the business activities of each component of the Company. The Company measures segment earnings as operating earnings including an allocation for interest expense and income taxes. Information regarding the identified segments and the related reconciliation to consolidated information are as follows:

                                                              January 1, 2000
                                                              ---------------
                                                              (000's omitted)

                                                                              Elimination of
                                                        Paint                  Intersegment
                                     Wholesale      Manufacturing   Other       Activities      Consolidated
                                     ---------      -------------   -----     --------------    ------------

Net sales from external customers   $3,128,269       $  27,268     $26,265             --        $3,181,802
Intersegment sales                      22,647         100,758          --       (123,405)               --
Interest expense                        16,651           1,383         590         (1,973)           16,651
Depreciation                            21,022           1,589         785             --            23,396
Segment earnings (loss)                 85,574           9,475      (1,819)          (668)           92,562
Identifiable segment assets          1,010,754          42,921      40,235        (12,426)        1,081,484
Expenditures for long-lived assets      35,446           2,846       5,201             --            43,493

                                                              January 2, 1999
                                                              ---------------
                                                              (000's omitted)
                                                                                     Elimination of
                                                        Paint                  Intersegment
                                     Wholesale      Manufacturing   Other       Activities      Consolidated
                                     ---------      -------------   -----     --------------    ------------
Net sales from external customers   $3,086,913       $  20,798     $12,669             --        $3,120,380
Intersegment sales                      13,701          93,536          --       (107,237)               --
Interest expense                        17,350           1,464         244         (1,708)           17,350
Depreciation                            19,808           1,392         336             --            21,536
Segment earnings (loss)                 78,442          10,364        (382)          (464)           87,960
Identifiable segment assets            983,354          34,215      39,030         (9,019)        1,047,580
Expenditures for long-lived assets      16,331             937       3,768             --            21,036

                                                            December 31, 1997
                                                            -----------------
                                                             (000's omitted)
                                                                                     Elimination of
                                                        Paint                  Intersegment
                                     Wholesale      Manufacturing   Other       Activities      Consolidated
                                     ---------      -------------   -----     --------------    ------------
Net sales from external customers   $2,882,457       $  18,788     $ 6,014             --        $2,907,259
Intersegment sales                       4,377          89,490          --        (93,867)               --
Interest expense                        14,816           1,005          88         (1,093)           14,816
Depreciation                            17,977           1,371         146             --            19,494
Segment earnings (loss)                 64,844          11,306         432           (195)           76,387
Identifiable segment assets            928,401          28,957      24,206         (4,086)          977,478
Expenditures for long-lived assets      40,860             806       1,255             --            42,921

                       ACE HARDWARE CORPORATION
                              ----------
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Net sales and long-lived assets by geographic region based upon customer location for 1999, 1998 and 1997 were as follows:

                   January 1, 2000     January 2, 1999     December 31, 1997
                   ---------------     ---------------     -----------------
                                       (000's omitted)

Net sales:
  United States       $2,975,567          $2,903,906           $2,717,881
  Foreign countries      206,235             216,474              189,378
                   ---------------     ---------------     -----------------
    Total             $3,181,802          $3,120,380           $2,907,259

Long-lived assets,
  net:
  United States       $  242,743          $  222,148           $  230,036
  Foreign countries        4,431               5,306                6,491
                   ---------------     ---------------     -----------------
    Total             $  247,174          $  227,454           $  236,527
                   ===============     ===============     =================

(10)Commitments

   Leased property under capital leases is included as "Property and Equipment" in the Consolidated Balance Sheets as follows:

                                             January 1,        January 2,
                                                2000              1999
                                             ----------        ----------
                                                   (000's omitted)

   Data processing equipment                     $3,598            $3,600
   Less: accumulated depreciation and
     amortization                                (2,711)           (1,905)
                                             ----------        ----------
                                                 $  887            $1,695
                                             ==========        ==========

   The Company rents buildings and warehouse, office and certain other equipment under capital and operating leases. At January 1, 2000 annual minimum rental commitments under leases that have initial or remaining noncancelable terms in excess of one year are as follows:

Year Ending,                                   Capital          Operating
                                               -------          ---------
                                                   (000's omitted)
2000                                            $  454            $17,313
2001                                                93             15,407
2002                                                --             10,454
2003                                                --              7,429
2004                                                --              6,352
Thereafter                                          --             18,073
                                               -------          ---------
Total minimum lease payments                       547            $75,028
                                                                =========
Less amount representing interest                   37
                                               -------
Present value of total minimum lease payments   $  510
                                               =======

                         ACE HARDWARE CORPORATION
                                ----------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

   All leases expire prior to 2014. Under certain leases, the Company pays real estate taxes, insurance and maintenance expenses in addition to rental expense. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Rent expense was approximately $39,149,000, $37,023,000 and $33,343,000 in 1999, 1998 and 1997, respectively.
Rent expense includes $7,352,000, $6,004,000 and $5,956,000 in contingent rentals paid in 1999, 1998 and 1997, respectively, primarily for transportation equipment mileage.

(11)Media Expense

   The Company expenses media costs the first time the advertising takes place. Gross media expense, prior to income offsets from dealers and suppliers, amounting to $79,639,000, $70,254,000 and $65,013,000 was charged to operations in 1999, 1998 and 1997, respectively.

(12)Interest Expense

   Interest paid was $16,326,000, $16,553,000 and $15,281,000 in 1999, 1998 and
1997, respectively, net of capitalized interest of $234,000 and $1,022,000 in 1999 and 1997.


                          ACE HARDWARE CORPORATION
                                 ----------
                           SELECTED FINANCIAL DATA

Income Statement Data:
                                          January 1,      January 2,      December 31,    December 31,    December 31,
                                             2000            1999             1997            1996            1995
                                          ----------      ----------      ------------    ------------    ------------
                                                                     (000's omitted)
Net sales                                 $3,181,802      $3,120,380      $2,907,259      $2,742,451      $2,436,012
Cost of sales                              2,892,287       2,863,156       2,677,537       2,528,767       2,247,354
                                          ----------      ----------      ----------      ----------      ------------
Gross profit                                 289,515         257,224         229,722         213,684         188,658
Total expenses                               196,953         169,264         153,335         141,377         124,916
                                          ----------      ----------      ----------      ----------      ------------
Net earnings                              $   92,562      $   87,960      $   76,387      $   72,307      $   63,742
                                          ==========      ==========      ==========      ==========      ============
Patronage dividends
  (Notes A, B, 5 and 8)                   $   95,260      $   88,022      $   76,153      $   73,837      $   64,716
                                          ==========      ==========      ==========      ==========      ============
Balance Sheet Data:
                                          January 1,      January 2,      December 31,    December 31,    December 31,
                                             2000            1999             1997            1996            1995
                                          ----------      ----------      ------------    ------------    ------------
                                                                        (000's omitted)

Total assets                              $1,081,484      $1,047,580         $ 977,478       $ 916,375       $ 759,133
Working capital                              180,763         191,926           158,676         146,862         139,805
Long-term debt                               111,895         115,421            96,815          71,837          57,795
Patronage refund certificates
  payable, long-term                          55,257          43,465            49,044          49,639          54,741
Member dealers' equity                       279,963         261,512           245,479         233,313         217,245


(A) The Company operates as a cooperative organization, and pays patronage dividends to member dealers on earnings derived from business done with such dealers. It is the practice of the Company to distribute substantially all patronage sourced earnings in the form of patronage dividends.

(B) The form in which patronage dividends are to be distributed can only be determined at the end of each year when the amount distributable to each of the member dealers is known. Patronage dividends were payable as follows:

                                          January 1,      January 2,      December 31,    December 31,    December 31,
                                             2000            1999             1997            1996            1995
                                          ----------      ----------      ------------    ------------    ------------
                                                                         (000's omitted)
In cash                                   $   38,173      $   34,826      $     29,943    $     28,178    $     23,522
In patronage refund certificates
  payable                                     12,249          15,720            13,726           9,500           5,032
In Class C Stock                              21,648          26,170            22,366          26,474          27,506
In other property                             10,190              --                --              --              --
In patronage financing deductions             13,000          11,306            10,118           9,685           8,656
                                          ----------      ----------      ------------    ------------    ------------
Total patronage dividends                 $   95,260      $   88,022      $     76,153    $     73,837    $     64,716
                                          ==========      ==========      ============    ============    ============

(C) Numbered notes refer to Notes to Consolidated Financial Statements, beginning on page 36.
(5) & (8) Refers to Notes 5 and 8 of the Consolidated Financial Statements beginning on page 36 of this Form S-2.

Item 7. Management's Discussion and Analysis of Financial Condition and Results
                                  of Operations

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Company's ability to generate cash adequate to meet its needs ("liquidity") results from internally generated funds, short-term lines of credit and long-term financing.

   The Company has an established, unsecured revolving credit facility with a group of banks. The Company has unsecured lines of credit of $210.0 million of which $160.1 million was available at January 1, 2000. Any borrowings under these lines of credit would bear interest at the prime rate or less. Long-term financing is arranged as determined necessary to meet the Company's capital or other requirements, with principal amount, timing and form dependent on prevailing debt markets and general economic conditions.

   Capital expenditures for new and improved facilities were $43.5, $21.0 and $42.9 million in 1999, 1998 and 1997, respectively. During 1999, the Company financed the $43.5 million of capital expenditures out of current and accumulated internally generated funds and short-term borrowings. Capital expenditures for 2000 are anticipated to be approximately $60.3 million primarily for a new distribution facility, improvements to existing facilities and technology investments.

   As a cooperative, the Company distributes substantially all of its patronage source earnings to its members in the form of patronage dividends, which are deductible for income tax purposes.

   The Company expects that existing and new internally generated funds, along with established lines of credit and long-term financing, will continue to be sufficient to finance the Company's working capital requirements and patronage dividend and capital expenditures programs.

Operations 1999 Compared to 1998

   On June 30, 1999 the Company entered into a business combination agreement with Builder Marts of America, Inc. (BMA) to combine the LBM Division of the Company with BMA. Under this agreement, the Company contributed defined business assets (primarily vendor rebate receivables, fixed assets and inventories) for a non-controlling interest in the combined entity. The investment in the combined entity is accounted for under the equity method of accounting. The accompanying consolidated financial statements include the financial results of the LBM Division through the closing date of August 2, 1999.

   The total sales increase of 2.0% was effected by the business combination of Ace LBM with BMA. As a result of this transaction, LBM sales are not reported within the Company's sales results after August 2, 1999. Sales of basic hardware and paint merchandise (including warehouse, bulletin and direct shipments) increased 7.8% in 1999 primarily due to increased existing retailer volume, targeted efforts on new store development within our retailer base and conversions to the Ace program. Excluding international, domestic basic business sales are up 8.6%. Sales were negatively impacted by a decline in international sales. Net dealer outlets increased in 1999 due to targeted sales efforts on new store development and conversions to the Ace program and continued emphasis on retail success.

   Gross profit increased $32.3 million or 12.6% and increased as a percent of sales to 9.10% vs. 8.24% in 1998. This increase as a percent of sales results partially from the loss of lower margin LBM volume. Higher cash discounts and vendor rebates and increased margin from import products and retail operations resulted in the gross profit increase.

   Warehouse and distribution expenses increased $1.3 million and increased as a percent of sales from 1.25% to 1.26%. Increased warehouse and distribution costs required to support higher handled sales are partially offset by increased logistics income. Higher logistics income combined with improvements in productivity drove expenses as a percent of basic business sales down to 1.43% in 1999 from 1.49% in 1998.

   Selling, general and administrative expenses increased by $5.0 million or 5.9% and increased as a percent to sales due to increased information technology costs to support our Year 2000 efforts.

   Retail success and development expenses increased $24.2 million or 73.7% due to increased new business development costs, costs associated with additional company-owned stores and costs to support retail initiatives. Increases in this category are directly related to retail support of the Ace retailer as the Company continues to make retail investments in our dealer base.

Operations 1998 Compared to 1997

   Net sales increased 7.3% due to increases in existing retailer volume, targeted efforts on new store development and conversions and increased sales from company-owned retail locations. Sales of basic hardware and paint merchandise (including warehouse, bulletin and direct shipments) increased 8.1% while lumber and building materials sales increased 4.2%. Lumber sales were negatively impacted by price deflation. Excluding Canada, international sales increased 22.2% primarily due to new international store development. Net dealer outlets increased in 1998 due to targeted sales efforts on new store development and conversions to the Ace program and continued emphasis on retail success.

   Gross profit increased $27.5 million or 12.0% and increased as a percent of sales to 8.24% vs. 7.90% in 1997. Domestic gross profit increased as a percent of sales due to increased handling charges from sales mix shifts, increased vendor rebates and lower warehouse costs absorbed into inventory. Gross profit from additional company-owned stores also contributed to the increase.

   Warehouse and distribution expenses decreased $384,000 and decreased as a percent of sales from 1.35% to 1.25%. The decrease was due to increased traffic and cross dock revenues and non-recurring start-up facility costs.

   Selling, general and administrative expenses increased $7.6 million or 9.7% and increased slightly as a percent to sales due to increased information technology costs to support our Year 2000 efforts and lower costs absorbed into inventory.

   Retail success and development expenses increased $7.3 million or 28.7% due to increased new business development costs and costs associated with additional company-owned stores. Increases in this category are directly related to retail support of the Ace retailer as the Company continues to make retail investments in our dealer base.

   Interest expense increased $2.5 million or 17.1% due to increased dealer dating programs and long-term debt issued during 1998 to fund the replacement of a facility.

Impact of New Accounting Standards

   In June, 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting for derivative instruments and hedging activities. In June, 1999 the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -Deferral of the Effective Date of SFAS No. 133 - An Amendment of FASB Statement 133." This statement delays the effective date for this standard until fiscal years beginning after June 15, 2000. The Company is required to comply with SFAS No. 133 and SFAS No. 137 in fiscal year 2001. The Company has not evaluated the impact of SFAS No. 133 or SFAS No. 137 on the consolidated financial statements.

Inflation and Changes in Prices

   The Company's business is not generally governed by contracts that establish prices substantially in advance of the receipt of goods or services. As vendors increase their prices for merchandise supplied to the Company, the Company increases the price to its dealers in an equal amount plus the normal handling charge on such amounts. In the past, these increases have provided adequate gross profit to offset the impact of inflation on operating expenses.


                                MANAGEMENT

   Our directors and executive officers are:
                                              Position(s) Currently Held
         Name            Age     and Business Experience (for the past 5 years)
         ----            ---     ----------------------------------------------
Jennifer C. Anderson      49      Director since June 6, 1994; term expires
                                  2000; President of Davis Lumber and Ace
                                  Hardware, Inc., Davis, California since
                                  November, 1985.
Richard F. Baalmann, Jr.  40      Director since June 7, 1999; term expires
                                  2002; President of Homart, Inc., Centralia,
                                  Illinois since May, 1988.
Eric R. Bibens II         43      Director since June 2, 1997; term expires
                                  2000; President of Bibens Home Center, Inc.,
                                  Springfield, Vermont since 1983.
Michael C. Bodzewski      50      Vice President, Marketing, Advertising and
                                  Retail Operations East effective October,
                                  1999; Vice President - Sales and Marketing
                                  effective October, 1998; Vice President -
                                  Merchandising effective June, 1990.
Lori L. Bossmann          39      Vice President - Finance effective October,
                                  1999; Vice President-Controller effective
                                  September, 1997; Controller effective
                                  January, 1994.
Lawrence R. Bowman        53      Director since February 4, 1991; term expires
                                  2001; President of Owenhouse Hardware
                                  Co., Inc., Bozeman, Montana since February,
                                  1996 and Vice President of that company
                                  from March, 1988 until February, 1996.
James T. Glenn            40      Director since June 3, 1996; term expires
                                  2002; President of Ace Hardware of
                                  Chattanooga, Chattanooga, Tennessee since
                                  January, 1990.
Ray A. Griffith           46      Vice President, Merchandising effective
                                  October, 1998; Vice President - Retail
                                  Development and Marketing effective
                                  September, 1997; Director - Retail
                                  Operations, Western Division effective
                                  September, 1994; from July, 1993-April,
                                  1994, President and Chief Executive Officer
                                  of Servistar/Coast to Coast Corporation.
Daniel L. Gust            50      Director since June, 1998; term expires
                                  2001; President of Garden Acres Ace
                                  Hardware, Longmont, Colorado since
                                  January, 1991.
D. William Hagan          42      Director since June 2, 1997; term expires
                                  2000; President of Hagan Ace Hardware,
                                  Orange Park, Florida since February, 1980.

                                              Position(s) Currently Held
         Name            Age     and Business Experience (for the past 5 years)
         ----            ---     ----------------------------------------------
David F. Hodnik           52      President and Chief Executive Officer
                                  effective January 1, 1996; President and
                                  Chief Operating Officer effective January 1,
                                  1995; Executive Vice President and Chief
                                  Operating Officer effective January, 1994.

Paul M. Ingevaldson       54      Senior Vice President - International and
                                  Technology effective September, 1997; Vice
                                  President - Corporate Strategy and
                                  International Business effective September,
                                  1992.
Mark Jeronimus            51      Director since June 3, 1991; term expires
                                  2000; President of Duluth Hardware, Inc.,
                                  Duluth, Minnesota since February, 1984.
Howard J. Jung            52      Chairman of the Board and Director since
                                  June, 1998; term expires 2001; Vice President
                                  of Ace Hardware Stores, Inc., Raleigh, North
                                  Carolina since June, 1997.
Rita D. Kahle             43      Senior Vice President - Wholesale effective
                                  September, 1997; Vice President - Finance
                                  effective January, 1994.
David W. League           60      Vice President-General Counsel and Secretary
                                  effective June, 1990.
David F. Myer             54      Vice President-Retail Support effective
                                  September, 1997; Vice President - Retail
                                  Support and New Business effective October,
                                  1994; Vice President - Retail Support
                                  effective August, 1992.
Mario R. Nathusius        56      Director since June, 1998; term expires
                                  2001; President of Cemaco S.A. Guatemala
                                  City, Guatemala since March, 1978.
Fred J. Neer              60      Vice President - Human Resources effective
                                  April, 1989.
Ken L. Nichols            51      Vice President, Retail Operations West
                                  effective October, 1999; Vice President, New
                                  Business effective October, 1998; Director,
                                  Retail Operations, Eastern Division effective
                                  October, 1994.
Roger E. Peterson         62      Director since June 5, 1995; term expires
                                  2001; Chief Executive Officer effective
                                  January 1, 1995 through May 31, 1995.
Richard W. Stine          54      Director since June 7, 1999; term expires
                                  2002; Vice President of Stine, Inc., Sulphur,
                                  Louisiana since September, 1976.

   Our By-laws provide that our Board shall have between 9 and 12 directors. A minimum of 9 directors must be dealer directors. A maximum of two directors may be non-dealer directors. Non-dealer directors cannot exceed 25% of the total number of directors in office at any one time. Non-dealer directors may (but do not have to be) shareholders of ours who are in the retail hardware business. Our By-laws provide for three classes of directors who are to be elected for staggered 3-year terms.

   Our By-laws also provide that no one can serve as a dealer director unless that person is an owner, executive officer, general partner or general manager of a retail business organization that is a shareholder of ours. Regional dealer directors are elected from geographic regions of the United States. The Board under Article IV, Section 1 of our By-laws, determines these regions. If the Board finds that regional dealer directors represent all regions, then dealer directors at large may be elected, so long as the maximum number of directors allowed under our By-laws is not exceeded.

   A geographic breakdown of our current regions for the election of directors at our 2000 annual stockholders meeting to be held on June 5, 2000 appears below:

   Region 1- Maine, New Hampshire, Vermont, Massachusetts, Connecticut, Rhode
             Island, New York, Pennsylvania, New Jersey;

   Region 2- Delaware, Maryland, Virginia, West Virginia, Kentucky, Tennessee,
             North Carolina, South Carolina, District of Columbia, Ohio;

   Region 3- Alabama, Mississippi, Georgia, Florida;

   Region 4- Indiana, Illinois, Michigan, Wisconsin;

   Region 5- Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana,
             Nebraska, North Dakota, South Dakota, Utah, Wyoming;

   Region 6- Arkansas, Louisiana, Oklahoma, Texas, New Mexico, Arizona;

   Region 7- Hawaii, California, Nevada, Oregon, Washington, Alaska

   Under the procedure required by our By-laws, the following directors have been selected as nominees for reelection as dealer directors at the 2000 annual stockholders meeting:

Nominee                                  Age      Class    Region     Term
-------                                  ---      -----    ------     ----
Eric R. Bibens II                         43      First       1      3 years
D. William Hagan                          42      First       3      3 years
Jennifer C. Anderson                      49      First       7      3 years

Mark Jeronimus is not eligible for reelection as a director beginning in 2000. The person named below has been selected as a nominee for election to the Board for the first time at the 2000 annual meeting as a dealer director of the class, from the region and for the term indicated:

Nominee                                  Age      Class    Region     Term
-------                                  ---      -----    ------     ----
Richard A. Karp                           48      First     N/A*     3 years

   *Non-dealer directors and dealer directors at large are not elected from particular geographic regions.

   Article IV of our By-laws has information about the qualifications for membership on the Board of Directors, the terms of directors, the limitations on the total period of time that a director may hold office, the procedure for Nominating Committees to select candidates and nominees for election to the Board of Directors and the procedure for filling vacancies on the Board if one occurs during an unexpired term.


       INDEMNIFICATION OBLIGATIONS OF COMPANY AND S.E.C. POSITION ON
                     SECURITIES ACT INDEMNIFICATION

   Under Article EIGHTH (b) of our restated Certificate of Incorporation, and
Article XV, Section 1 of our By-laws, we must indemnify people who serve as our directors, officers, employees or agents against all expenses, liabilities and losses [including attorneys' fees, judgments, fines, excise taxes, or penalties under the U.S. Employee Retirement Income Security Act, as amended, and amounts paid (or to be paid) in settlement] that they reasonably incur or suffer in connection with any action, suit or proceeding (whether civil, criminal, administrative or investigative) that is brought or threatened against them because of their service in any of these capacities on our behalf or at our request. The same section of our restated Certificate of Incorporation also permits litigation expenses to be advanced to these people without the specific approval of the Board of Directors under certain circumstances.

   Also, Article EIGHTH (a) of our restated Certificate of Incorporation provides that a person who serves as our director will not be personally liable either to us or to our stockholders for money damages arising solely out of that person's breach of fiduciary duty as a director. This provision does not affect a director's liability for monetary damages based upon such grounds as a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, or the receipt of an improper personal benefit.

   This indemnification would cover proceedings under the federal Securities Act of 1933. However, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the federal Securities Act of 1933 and is therefore unenforceable. If a claim for indemnification (other than for our payment of expenses of a director, officer or controlling person in the successful defense of any action, suit or proceeding) is made by a director, officer or controlling person in connection with the securities being offered by this Prospectus, (unless in the opinion of our legal counsel the matter has been settled by controlling precedent), we will submit the question of whether our indemnification would be against public policy under the Act to an appropriate court so that the issue can be finally determined.


                                         We have not authorized any dealer,
                                      salesman, or any other person to give any
                                      information or make any representations
                                      other than those contained in this
    ACE HARDWARE CORPORATION          Prospectus in connection with this
                                      offering.  This Prospectus is not an
                                      offer to sell, or a solicitation of an
                                      offer to buy, to any person in any state
                                      where it is unlawful to make that type of
     1,249 Shares of Class A          solicitation.  The delivery of this
        (Voting) Stock                Prospectus at any time does not imply
       $1,000 par value               that there has been no change in our
                                      Company's affairs afterward.
    35,780 Shares of Class C
       (Nonvoting) Stock                 In Florida the securities covered by
         $100 par value               this Prospectus are being offered under a
                                      limited offering exemption which allows
                                      Florida purchasers to cancel their
                                      purchases of this stock within 3 days
                                      after making any payment on account of
                                      the purchase price.


                                                  TABLE OF CONTENTS

                                      Item                                Page
                                      ----                                ----
                                      Available Information                  2
                                      Reports to Security Holders            2
                                      Factors to be Considered               2
                                      Summary                                3
                                      Use of Proceeds                        6
    ------------------                Distribution Plan and Offering Terms   6
                                      Description of Capital Stock           8
                                      Opinions of Experts                   12
        PROSPECTUS                    The Company's Business                12
                                      Properties                            27
                                      Index to Consolidated Financial
                                        Statements                          29
    ------------------                Independent Auditors' Report          30
                                      Consolidated Financial Statements     31
                                      Notes To Consolidated Financial
                                        Statements                          36
                                      Management's Discussion and Analysis
                                        of Financial Condition and Results
                                        of Operations                       47
  Dated:_____________, 2000                Management                       49
                                      Indemnification Obligations of
                                        Company and S.E.C. Position on
                                        Securities Act Indemnification      52
                                      Appendix A-By-laws of Ace Hardware
                                        Corporation                        A-1


                                 PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following is an estimate of expenses in connection with the issuance and distribution of the capital stock being offered:

        Printing of Registration Statement and Prospectus             $10,000
        Accounting Fees and Expenses                                   12,000
        Legal Fees                                                      2,000
        Fees and Expenses under "Blue Sky" Laws of Various States       3,500
        Miscellaneous Expenses                                            500
                                                                      -------
                Total                                                 $28,000
                                                                      =======

Item 15. Indemnification of Directors and Officers.

   Under Section 145 of the General Corporation Law of the State of Delaware, where we are incorporated, Article XV of our By-Laws (see Appendix A to the Prospectus which is a part of this Registration Statement and is included by reference) provides for us to indemnify our directors, officers, employees or agents. The main provisions of this By-law obligate us to indemnify these persons against expenses (including attorneys' fees) that they actually and reasonably incur in connection with their successful defense of certain proceedings. These proceedings include any action, suit or proceeding (whether civil, criminal, administrative or investigative) that are instituted against them because they are (or were) one of our officers, directors, employees or agents. This By-law also authorizes us to indemnify these people for the amount of any judgment, fine or settlement payments they incur, along with expenses and attorneys' fees, in connection the proceedings described above if certain circumstances occur. These circumstances are that a majority of disinterested directors on our Board of Directors must vote to find that the person being indemnified acted in good faith and in a manner he reasonably believed to be in our best interest.

   Richard Kaup, the late Virgil Poss, and Antone Salel, were the Trustees of the Ace Dealers' Perpetuation Fund. This fund was terminated on November 30, 1976. As of that date, all of the assets of that fund were transferred to us and we then became responsible for all obligations and liabilities of the Trustees of that fund. We also agreed to indemnify the Trustees named above for any of their activities as Trustees under the terms stated below. These terms were included in the following resolution adopted by the unanimous vote of our Board of Directors on April 24, 1974: "... that the corporation indemnify and hold harmless each of said Trustees with respect to any claims made against any of them and any expenses thereby incurred by any of them in connection with any of their activities as such Trustees".

   However, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the federal Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification (other than for our payment of expenses of a director, officer or controlling person in the successful defense of any action, suit or proceeding) is made by a director, officer or controlling person in connection with the securities being offered by this Prospectus, (unless in the opinion of our legal counsel the matter has been settled by controlling precedent), we will submit the question of whether our indemnification would be against public policy under the Act to an appropriate court so that the issue can be finally determined.

   We also maintain Directors and Officers Liability coverage for limits which we believe are reasonable and appropriate for our exposure. Coverage is placed with insurers who are rated "A" by A.M. Best's rating service. The coverage is periodically reviewed by our broker regarding the adequacy of our limits and coverage.

Item 16. Exhibits.

  Exhibit
    No.                              Exhibit
------------                         -------
1            No Exhibit.

2            No Exhibit.

3-A Copy of Restated Certificate of Incorporation of the Registrant dated September 18, 1974 filed as Exhibit 3-A to the Registrant's Form S-1 Registration Statement (Registration No. 2-55860) on March 30, 1976 and incorporated herein by reference.

3-B By-laws of the Registrant as amended through January 25, 2000 (included as Appendix A to the Prospectus constituting a part of the Post-Effective Amendment No. 5 to the Registrant's Form S-2 Registration Statement).

3-C Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated May 19, 1976 filed as
             Exhibit 3-D to Amendment No. 1 to the Registrant's Form S-1 Registration Statement (Registration No. 2-55860) on June 10, 1976 and incorporated herein by reference.

3-D Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated May 21, 1979 filed as
             Exhibit 3-F to Amendment No. 1 to the Registrant's Form S-1 Registration Statement (Registration No. 2-63880) on May 23, 1979 and incorporated herein by reference.

3-E Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated June 7, 1982 filed as
             Exhibit 3-G to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 16, 1983 and incorporated herein by reference.

3-F Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated June 5, 1987 filed as
             Exhibit 3-F to the Registrant's Form S-1 Registration Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

3-G Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated June 16, 1989 filed as
             Exhibit 4-G to Post-Effective Amendment No. 1 to the Registrant's S-2 Registration Statement (Registration No. 33-27790) on
             March 20, 1990 and incorporated herein by reference.

3-H Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated June 3, 1996 filed as
             Exhibit 4-H to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) filed on or about March 12, 1997 and incorporated herein by reference.

4-A Specimen copy of Class B Stock certificate as revised as of November, 1984 filed as Exhibit 4-A to Post-Effective Amendment No. 2 to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 15, 1985 and incorporated herein by reference.

4-B Specimen copy of Patronage Refund Certificate as revised in 1988 filed as Exhibit 4-B to Post-Effective Amendment No. 2 to the Registrant's Form S-1 Registration Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

4-C Specimen copy of Class A Stock certificate as revised in 1987 filed as Exhibit 4-C to Post-Effective Amendment No. 2 to the Registrant's Form S-1 Registration Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

4-D Specimen copy of Class C Stock certificate filed as Exhibit 4-I to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 16, 1983 and incorporated herein by reference.

4-E Copy of current standard form of Subscription for Capital Stock Agreement to be used for dealers to subscribe for shares of the Registrant's stock in conjunction with new membership agreements submitted to the Registrant filed as Exhibit 4-L to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on or about March 23, 1994 and incorporated herein by reference.

4-F Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the Registrant on and after January 1, 1999 adopted by the Board of Directors of the Registrant.

4-G Copy of LBM Retailer Incentive Pool Plan adopted on December 8, 1999 by the Board of Directors of the Registrant.

5 Opinions of David W. League, Vice President and General Counsel of the Registrant, as to the legality of securities being registered.

6            No Exhibit.

7            No Exhibit.

8 Exhibit 5(a) addresses tax matters as required in Exhibit 8; the opinions of David W. League, Vice President, General Counsel and Secretary of the Registrant, as to certain tax matters are set forth in statements attributed to him under the sub-heading "Federal Income Tax Status of Class A and Class C Shares" and sub-heading "Federal Income Tax Treatment of Patronage Dividends" in the Prospectus constituting a part of this Post-Effective Amendment No.5 to the Registrant's Form S-2 Registration Statement.

10-A Copy of Ace Hardware Corporation Retirement Benefits Replacement Plan Restated and Adopted December 7, 1993 filed as Exhibit 10-A to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-B Copy of First Amendment to Restated Ace Hardware Corporation Retirement Benefits Replacement Plan adopted on August 19, 1997 filed as Exhibit 10-B to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-C Copy of First Amendment to Ace Hardware Corporation Deferred Compensation Plan adopted on August 19, 1997 filed as Exhibit
             10-C to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-D Copy of Restated PREP Plan (formerly known as Executive Supplemental Benefit Plans) adopted August 19, 1997 filed as
             Exhibit 10-D to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-E Copy of the Ace Hardware Corporation Restated Officer Incentive Plan effective January 1, 1999 filed as Exhibit 10-E to Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

10-F Copy of Second Modification of Amended and Restated Note Purchase and Private Shelf Agreement dated as of August 23, 1996 as amended by the First Modification of Amended and Restated Purchase and Private Shelf Agreement dated as of April 2, 1997 with The Prudential Insurance Company of America filed as Exhibit 10-F to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-G Copy of Participation Agreement with PNC Commercial Corp. dated December 17, 1997 establishing a $10,000,000 discretionary leasing facility for the purchase of land and construction of retail hardware stores filed as Exhibit 10-G to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-H Copy of Form of Executive Officer Employment Agreement effective January 1, 1996 filed as Exhibit 10-a-17 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-I Copy of Note Purchase and Private Shelf Agreement with The Prudential Insurance Company of America dated September 27, 1991 securing 8.74% Senior Series A Notes in the principal sum of $20,000,000 with a maturity date of July 1, 2003 filed as Exhibit 10-A-q to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1992 and incorporated herein by reference.

10-J Copy of current standard form of Ace Hardware Corporation International Franchise Agreement filed as Exhibit 10-J to Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

10-K Copy of current standard form of Ace Hardware Membership Agreement filed as Exhibit 10-P to Pre-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about April 26, 1995 and incorporated herein by reference.

10-L Copy of 6.89% Senior Series B notes in the aggregate principal sum of $20,000,000 issued July 29, 1992 with a maturity date of January 1, 2000 pursuant to Note Purchase and Private Shelf Agreement with the Prudential Insurance Company of America dated September 27, 1991 filed as Exhibit 10-Q to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.

10-M Copy of 6.47% Senior Series A notes in the aggregate principal sum of $30,000,000 issued September 22, 1993 with a maturity date of June 22, 2008 and $20,000,000 Private Shelf Facility, pursuant to Note Purchase and Private Shelf Agreement with the Prudential Insurance Company of America dated as of September 22, 1993 filed as Exhibit 10-R to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.

10-N Copy of Lease dated March 24, 1997 for print shop facility of Registrant in Downers Grove, Illinois filed as Exhibit 10-N to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-O Copy of Lease dated September 30, 1992 for general offices of the Registrant in Oak Brook, Illinois filed as Exhibit 10-a-u to the Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on
             March 22, 1993 and incorporated herein by reference.

10-P         Copy of Deed of Lease with Arundel II L.L.C. dated as of
             January 30, 1998 for the Registrant's redistribution center in Hanover, Maryland filed as Exhibit 10-P to Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

10-Q Copy of Ace Hardware Corporation Deferred Compensation Plan effective January 1, 1994 filed as Exhibit 10-X to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.

10-R Copy of Lease dated September 22, 1994 for bulk merchandise redistribution center of Registrant in Carol Stream, Illinois filed as Exhibit 10-Y to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

10-S Copy of Lease dated May 4, 1994 for freight consolidation center of the Registrant in Chicago, Illinois filed as Exhibit 10-Z to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

10-T Copy of Long-Term Incentive Compensation Deferral Option Plan of the Registrant effective January 1, 1995 adopted by its Board of Directors on December 6, 1994 filed as Exhibit 10-a-1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

10-U Copy of Ace Hardware Corporation Directors' Deferral Option Plan Amended and Restated as of January 1, 1997 filed as Exhibit 10-U to Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

10-V Copy of Agreement dated January 6, 1995 between Ace Hardware Corporation and Roger E. Peterson filed as Exhibit 10-a-9 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

10-W Copy of Lease dated July 28, 1995 between A.H.C. Store Development Corp. and Tri-R Corporation for retail hardware store premises located in Yorkville, Illinois filed as Exhibit 10-a-11 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-X Copy of Lease dated October 31, 1995 between Brant Trade & Industrial Park, Inc. and Ace Hardware Canada Limited for warehouse space in Brantford, Ontario, Canada filed as Exhibit 10-a-12 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-Y Copy of Lease dated November 27, 1995 between 674573 Ontario Limited and Ace Hardware Canada Limited for general office space in Markham, Ontario, Canada filed as Exhibit 10-a-13 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-Z Copy of Executive Healthcare Plan adopted by the Board of Directors of the Registrant on August 25, 1998 filed as Exhibit 10-Z to Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

10-a-1 Copy of First Amendment to the Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan effective December 5, 1995, filed as Exhibit 10-a-15 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-a-2 Copy of Ace Hardware Corporation Executive Benefit Security Trust Agreement effective July 19, 1995 filed as Exhibit 10-a-18 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-a-3 Copy of current standard form License Agreement for International Retail Merchants adopted in 1996 filed as Exhibit 10-a-12 to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

10-a-4 Copy of Lease Agreement dated as of September 1, 1996 for the Registrant's project facility in Wilton, New York filed as Exhibit 10-a-13 to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

10-a-5 Copy of 6.47% Series A Senior Notes in the aggregate principal amount of $30,000,000 issued August 23, 1996 with a maturity date of June 22, 2008 and $70,000,000 Private Shelf Facility, pursuant to Amended and Restated Note Purchase and Private Shelf Agreement with the Prudential Insurance Company dated August 23, 1996 filed as Exhibit 10-a-14 to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

10-a-6 Copy of Second Amendment to the Restated Ace Hardware Corporation Retirement Benefits Replacement Plan adopted on December 8, 1998 and effective January 1, 1999 filed as Exhibit 10-a-6 to Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 15, 1999 and incorporated herein by reference.

10-a-7 Copy of Second Amendment to the Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan adopted and effective March 23, 1999.

10-a-8 Copy of First Amendment to Ace Hardware Corporation Directors' Deferral Option Plan adopted and effective March 23, 1999.

10-a-9 Copy of Lease Agreement dated May 27, 1999 for the Registrant's project facility in Loxley, Alabama.

10-a-10 Copy of Agreement dated October 29, 1999 between Registrant and William A. Loftus.

10-a-11 Copy of Third Amendment to Restated Ace Hardware Corporation Retirement Benefits Replacement Plan adopted December 8, 1999 and effective January 1, 2000.

10-a-12 Copy of First Amendment to Ace Hardware Corporation Restated Officer Incentive Plan adopted on December 8, 1999 and effective January 1, 2000.

10-a-13 Copy of Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan adopted December 8, 1999 and effective January 1, 2000.

11           No Exhibit.

12           No Exhibit.

13           No Exhibit.

15           No Exhibit.

16           No Exhibit.

23           (a) Consent of KPMG LLP dated March 13, 2000.
             (b) Consent of Counsel, Legal Opinion Exhibit 5(a).

24           Powers of Attorney.

25           No Exhibit.

26           No Exhibit.

27           Financial Data Schedule.

28           No Exhibit.

99           No Exhibit.

Item 17. Undertakings.

   As the Registrant signing below, we undertake:

      (a) Subject to Section 15(d) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission any supplementary or periodic information, documents and reports as any rule or regulation of the Commission that is adopted under the authority conferred in that section requires.

      (b) To file with the Securities and Exchange Commission, during any period in which offers or sales are being made under this registration, a post-effective amendment to this Registration Statement:

         (i) to include any Prospectus required by Section 10(a) (3) of the Securities Act of 1933;

         (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or its most recent post-effective amendment) which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

         (iii)to include any material information about the plan of distribution that was not previously disclosed in the Registration Statement or any material change to this information in the Registration Statement, including, for example, any addition or deletion of a managing underwriter.

      (c) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this Registration Statement shall be deemed to be a new Registration Statement relating to the securities being offered in it, and the offering of those securities at that time shall be deemed to be the initial bonafide offering of them;

      (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 5 to the registrant's Form S-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois on this day of March 15, 2000.


                                            ACE HARDWARE CORPORATION

                                            By      HOWARD J. JUNG
                                               -------------------------
                                                    Howard J. Jung
                                          Chairman of the Board and Director

Pursuant to the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                    Title                  Date

          HOWARD J. JUNG         Chairman of the Board     March 15, 2000
    ------------------------
          Howard J. Jung              and Director



          DAVID F. HODNIK         President and Chief      March 15, 2000
    ------------------------
          David F. Hodnik          Executive Officer


          LORI L. BOSSMANN       Vice President-Finance    March 15, 2000
    ------------------------
          Lori L. Bossmann      (Principal Financial and
                                   Accounting Officer)


Jennifer C. Anderson, Richard F. Baalmann, Jr.,           Directors
Eric R. Bibens II, Lawrence R. Bowman,
James T. Glenn, Daniel L. Gust, D. William
Hagan, Mark Jeronimus, Mario R. Nathusius,
Roger E. Peterson and Richard W. Stine.

*By	DAVID F. HODNIK
    ------------------------
	David F. Hodnik

*By     LORI L. BOSSMANN
    ------------------------
        Lori L. Bossmann                March 15, 2000

	*Attorneys-in-fact


                      INDEX TO EXHIBITS FILED TO
                      THE REGISTRATION STATEMENT
                ON FORM S-2 OF ACE HARDWARE CORPORATION

  Exhibit
    No.                            Exhibit
-----------                        -------

3-B By-laws of the Registrant as amended through January 25, 2000 (included as Appendix A to the Prospectus constituting a part of this Post-Effective Amendment No. 5 to the Registrant's Form S-2 Registration Statement).

4-F Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the Registrant from January 1, 1999 adopted by the Board of Directors of the Registrant.

4-G Copy of LBM Retailer Incentive Pool Plan adopted on December 8, 1999 by the Board of Directors of the Registrant.

5 (a) Opinion of David W. League, Vice President and General Counsel of the Registrant as to legality of securities being registered.

10-a-7 Copy of Second Amendment to the Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan adopted on and effective March 23, 1999.

10-a-8 Copy of First Amendment to Ace Hardware Corporation Directors' Deferral Option Plan adopted on and effective March 23, 1999.

10-a-9 Copy of Lease Agreement dated May 27, 1999 for the Registrant's project facility in Loxley, Alabama.

10-a-10 Copy of Agreement dated October 29, 1999 between Registrant and William A. Loftus.

10-a-11 Copy of Third Amendment to Restated Ace Hardware Corporation Retirement Benefits Replacement Plan adopted on December 8, 1999 and effective January 1, 2000.

10-a-12 Copy of First Amendment to Ace Hardware Corporation Restated Officer Incentive Plan adopted on December 8, 1999 and effective January 1, 2000.

10-a-13 Copy of Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan adopted on December 8, 1999 and effective January 1, 2000.

23            (a) Consent of KPMG LLP dated March 13, 2000.
              (b) Consent of Counsel, Legal Opinion Exhibit 5(a).

24            Powers of Attorney.

27            Financial Data Schedule.

   The various exhibits incorporated by reference are listed in Item 16 of this Post-Effective Amendment No. 5 to the Form S-2 Registration Statement of Ace Hardware Corporation.